UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)
____________________

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Infinera Corporation
6373 San Ignacio Avenue
San Jose, California 95119
Dear Stockholders,
I am pleased to report another year of solid financial results and continued progress toward our long-term business objectives. Despite prevailing macroeconomic challenges, geopolitical uncertainty and adverse industry conditions, we made strong progress toward our overall financial goals in 2023 while deepening customer relationships across the market segments we serve. Highlights of our achievements over the past year included:
•Delivered strong financial performance – 2023 marked our sixth consecutive year of revenue growth. In addition, on a year over year basis we expanded our gross margin by approximately 450 basis points, expanded our operating margin by approximately 350 basis points, and enhanced our earnings per share.
•Advanced our go-to-market strategy – during the year we continued to deliver on our core strategy of scaling our optical transport systems business, expanding our customer offerings with a newly launched line of pluggable optics and leveraging our U.S.-based optical semiconductor fab and innovative technology to open new opportunities.
•Improved our customer experience metrics – we believe the success of our brand is based on the quality of our products and our customers’ experience when working with us. We continued to enhance our brand and build customer trust through improvements in both customer experience and quality. In 2023, we won the Telecommunications Industry Association (TIA) QuEST Forum Participant Company of the Year Award, recognizing Infinera’s instrumental role in the development and maintenance of the TL 9000 Quality Management System standard.
I would like to thank the global Infinera team for another solid year of execution and results, as well as for their resolve and commitment to delivering an unrivaled customer experience founded upon our Power of Orange cultural values of innovation, inclusivity, collaboration, and integrity. Despite short term challenges in the environment and market, we believe we have the right strategy, product portfolio team and customer trust to drive meaningful long-term value for our stockholders, customers, partners and employees.
Your voting support of the proposals described in the accompanying proxy statement would be deeply appreciated as we work together to increase the value of your investment in Infinera. We thank you for your continued commitment to Infinera and belief in our team.
Sincerely,
David W. Heard
Chief Executive Officer

Infinera Corporation
6373 San Ignacio Avenue
San Jose, California 95119
Dear Fellow Stockholders,
In 2023, Infinera continued to further establish itself as a market leader and innovator in coherent optical networking. We are pleased with the Company’s financial performance and portfolio advances in 2023 as it rose to the challenge of navigating another year of profound global uncertainty and macroeconomic challenges impacting not only our industry, but the world at large. I am very proud of our global management team for its perseverance through these continuing challenges and its focus on building an innovative, sustainable, inclusive and profitable company.
Market trends continue to reinforce the critical role of optics in the communications industry and support our growth prospects. These trends include continued year-over-year bandwidth growth of over 30 percent driving web-scaler and carrier capacity demands, increased deployment of fiber optics closer to end users, and accelerated adoption of new applications such as artificial intelligence that is driving unprecedented demand for network bandwidth. By focusing on innovation that matters, we believe we are uniquely positioned to meet our customers’ evolving connectivity needs with our best-in-class portfolio of open optical networking solutions and drive continued progress toward our long-term business model.
Our strategy includes an ongoing commitment to strengthen our environmental, social, and governance (“ESG”) practices. I am proud we submitted new emissions targets to the Science-based Targets Initiative (“SBTi”) and committed publicly to achieving net-zero scope 2 emissions by 2050. Our years-long commitment to greater environmental sustainability has positioned us well to continue to reduce the potential impact of our operations and products and maximize the positive impact we can have on the world. Underpinning Infinera’s culture and our approach to these commitments are three core principles that unite our Board, management team and global employees: innovation that matters, better together and we care.
Our highly qualified, independent and diverse Board remains inspired by the ability of the Infinera team and its core values and vision to overcome challenging external conditions to deliver strong results while looking after its customers, partners and employees. We are excited about the future ahead and the Company’s potential for value creation for stockholders.
In closing, as you review the accompanying proxy statement, I am confident that our collective commitment to excellence in our corporate governance and executive compensation practices will be evident. Thank you for your ongoing support of Infinera.
Sincerely,
George A. Riedel
Independent Board Chair

Infinera Corporation
6373 San Ignacio Avenue
San Jose, California 95119
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 12, 2024	Record Date:	April 30, 2024
Time:	10:00 a.m. Pacific Time	Attendance:	www.virtualshareholdermeeting.com/INFN2024.

Dear Stockholder:
You are cordially invited to attend the virtual 2024 Annual Meeting of Stockholders of Infinera Corporation (“Infinera”), a Delaware corporation, and any postponement, adjournment or other delay thereof (the “Annual Meeting”). The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/INFN2024 on Wednesday, June 12, 2024 at 10:00 a.m. Pacific Time. You will be able to attend the Annual Meeting online and submit questions during the Annual Meeting by visiting the website listed above. You will also be able to vote your shares electronically at the Annual Meeting.
This Annual Meeting is being held for the following purposes:

1.To elect three Class II directors to the Board of Directors to hold office until the 2027 annual meeting of stockholders or until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from the Board of Directors.

2.To approve the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”), as amended, including increasing the number of shares authorized for issuance thereunder by 7,100,000 shares.
3.To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.
4.To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 28, 2024.
5.To transact such other business that may properly come before the meeting or any postponement or adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting was April 30, 2024 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, it is important that you vote as soon as possible so that your shares are represented. To vote your shares, please follow the instructions in the Proxy Card or Voting Instruction Form included in your Proxy Materials, which is being mailed to you on or about May 17, 2024. The proxy materials and our annual report can be accessed by visiting www.virtualshareholdermeeting.com/INFN2024.
On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board,

Nancy Erba
Chief Financial Officer
San Jose, California
May 17, 2024

Cautionary Note Regarding Forward-Looking Statements
This Proxy Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You can identify forward-looking statements by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue” or other similar expressions. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 and the Company’s other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on June 12, 2024
The Proxy Statement, including the Notice of Annual Meeting therein, and Form of Proxy are first being mailed on or about May 17, 2024 to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and our 2023 Annual Report are also available on the Investors page at investors.infinera.com.
Virtual Meeting Admission
Stockholders of record as of April 30, 2024 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/INFN2024. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card.
The Annual Meeting will begin promptly at 10:00 a.m. Pacific time on Wednesday, June 12, 2024. Online check-in will begin at 9:45 a.m. Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.
Voting. Whether or not you plan to virtually attend the Annual Meeting and regardless of the number of shares of common stock that you own, please cast your vote, at your earliest convenience, as instructed on your proxy card and/or voting instruction form. Your vote is very important. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to virtually attend. You may submit your vote by the Internet, telephone, mail or virtually at the Annual Meeting. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. We encourage all holders of record to vote in accordance with the instructions on the proxy card and/or voting instruction form prior to the Annual Meeting even if they plan on virtually attending the Annual Meeting. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the Annual Meeting should you decide to virtually attend.

You may vote using the following methods:

Prior to the Annual Meeting, visit the website listed on your proxy card/voting instruction form to vote via the Internet.
During the Annual Meeting, visit our Annual Meeting website at www.virtualshareholdermeeting.com/INFN2024

Sign, date and return your proxy card/voting instruction form to vote by mail.
Call the telephone number on your proxy card/voting instruction form to vote by telephone.

INFINERA AT A GLANCE

About Infinera

Our Mission
Our mission is to lead in the era of open optical networking by leveraging our deep vertical integration and innovation in optical semiconductor technologies to provide the most efficient and scalable high-speed connectivity solutions that help network operators cope with growing bandwidth demand and offer new, innovative, and differentiated services.

What Inspires Us A connected world with unlimited bandwidth for everyone — Everywhere, Always and Instantly

What Motivates Us Delivering Innovative and Impactful Coherent Optical Technologies and Open Optical Solutions that unlock New Value for our customers.

What Drives Us
To be a valued investment for our Stockholders’ money, our Customers’ capital expenditures, and our Employees’ time by delivering an Unrivaled Customer Experience from an Inclusive Culture of Innovation for our customers

Our Company, Solutions and Customers(1)

$1.6B+ in Revenue	1,480+ Patents	3,000+ Employees	40+ Countries with Operations

Coherent Optical Engines & Subsystems	Optical Transport Systems for Network Infrastructure	Automation Software	Professional Services

1,000+ Customers Worldwide	9 of the Top 10 Tier 1 Operators	5 of the Top 6 Internet Content Providers	330+ GX Series Customers

History of Technology Innovation

Leveraging its US-based optical semiconductor fab, Infinera has a distinguished history of delivering breakthrough innovation through multi-discipline opto-electronic R&D including: industry-leading high-performance optical engines, revolutionary point-to-multipoint coherent optics, and customized design and production

AISC/DSP Design	Analog Electronics Design	PIC Design and Fabrication	Solution Packaging

Holistic Co-design	RF Interconnects	TROSA Design and Production	Coherent Pluggables Design and Production
_________________
(1)As of the end of fiscal 2023.

PROXY STATEMENT SUMMARY
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement carefully before voting.

Virtual Stockholder Meeting

Our 2024 Annual Meeting will be conducted as a virtual meeting held over the Internet, allowing all of our stockholders the option to participate in the live, online meeting from any location convenient to them. Stockholders at the close of business on April 30, 2024 will be allowed to communicate with us and ask questions in our virtual stockholder meeting forum before and during the meeting. All directors and executive officers are expected to be available to answer questions. Representatives of Ernst & Young LLP will be available to respond to appropriate questions. For further information on the virtual meeting, please see the “User’s Guide” at the back of this Proxy Statement. Please note that there will not be a physical meeting.

Voting Matters and Board Recommendations

Proposal	Board Vote Recommendation	Page Reference (for more detail)
1.To elect three Class II directors to the Board of Directors to hold office until the 2027 annual meeting of stockholders or until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from the Board of Directors.	✓ FOR each director nominee	4
2.To approve the Infinera Corporation 2016 Equity Incentive Plan (the “2016 Plan”), as amended, including increasing the number of shares authorized for issuance thereunder by 7,100,000 shares.	✓ FOR	54
3.To approve, on an advisory basis, the compensation of Infinera’s named executive officers, as described in the Proxy Statement.	✓ FOR	64
4.To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 28, 2024.	✓ FOR	65
Board Nominees

					Committee Memberships(2)
	Name	Age	Director Since	Independent(1)	AC	CC	NGC

Class II	David W. Heard	56	2020	—	—	—	—
	Paul J. Milbury	75	2010	—	M	M	—
	David F. Welch, Ph.D.	63	2010	—	—	—	—

_________________
AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Governance Committee; M = Member
(1)Under the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”).
(2)Committee memberships shown are effective upon the conclusion of our 2024 Annual Meeting of Stockholders.

Board and Governance Highlights

Seven out of nine of our directors, including our Chair, are independent in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq.
Board Independence

The Board consists of a diverse group of professionals who bring significant experience, leadership and distinct qualities and skill sets to Infinera. Three out of nine of our directors are female (33%), one of whom was appointed as chair of our Compensation Committee during 2023 upon relinquishing her position as chair of our Nominating and Governance Committee. One of our directors is an “underrepresented minority,” as such term is defined under Nasdaq Rule 5605(f) (the “Nasdaq Board Diversity Rule”). While we believe the current composition of the Board provides a diverse range of perspectives and experience to engage each other and management to effectively represent our stockholders, we will continue to consider gender, cultural and ethnic diversity when evaluating potential changes to our Board membership.

Board Diversity

We have separated the positions of Chair and Chief Executive Officer (“CEO”).
Leadership Structure

The Board and its committees assess their performance through an annual self-evaluation.
Board and Committee Evaluation

The average tenure of our current Board members is approximately six years. We have refreshed our Board by appointing five new directors since the beginning of fiscal 2020.
Board Tenure

We have three standing committees of the Board – Audit, Compensation, and Nominating and Governance. All committees are composed entirely of independent directors.
Board Committees

Each non-employee director is required to own shares of Infinera common stock having a value of at least four times the annual cash retainer for service as a director.
Director Stock Ownership

Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has oversight of risk management.

Risk Oversight

Executive Compensation Program Highlights
The design of our executive compensation program for fiscal 2023 reflects our ongoing commitment to pay-for-performance and the continued strong alignment of the interests of our named executive officers (“NEOs”) with those of our stockholders. At the beginning of fiscal 2023, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2022 and the goals of achieving profitable revenue growth, achieving non-GAAP Operating Income growth despite a challenging macroeconomic environment, expanding our gross margins and growing our total addressable market. The decisions made reflected a continuing effort to maintain a strong pay-for-performance profile and supported accountability of our leadership team for our financial performance.

Fiscal 2023 Executive Compensation Highlights

We emphasize performance-based incentives for compensation of all of our NEOs, including, in particular, our CEO. Our compensation programs are designed to reward executives with realized compensation that exceeds target through a combination of strong stockholder returns and performance that exceeds the targets approved for our short- and long-term incentive plans. In furtherance of our pay-for-performance goals, we continued to focus on the Company’s financial performance in setting compensation programs. For example, 41% of our CEO’s targeted equity awards in fiscal 2023 were granted in the form of a performance share award (“PSA”).

Pay-for-Performance

In fiscal 2023, our Compensation Committee continued to focus on expense reduction and cash preservation in the face of a challenging macroeconomic environment, while balancing the need to effectively retain critical talent and incentivize achievement of key business objectives by our NEOs. The Compensation Committee also approved the full transition back to executive compensation practices in place prior to the COVID-19 pandemic, with our Chief Legal Officer (“CLO “) and SVP, Worldwide Sales participating in our annual corporate bonus plan instead of being granted retention equity awards in lieu thereof.

Expense Reduction and Cash Preservation

During fiscal 2023, we continued to make progress toward achievement of our longer-term strategic goals. In support of our compensation policy promoting strong pay and performance alignment:
–69.6% of our PSAs granted to our NEOs in 2021 became eligible to vest based on performance during 2023, and none of the shares under the PSAs granted to our NEOs in 2022 became eligible to vest based on performance during 2023; and
–Realized compensation value for our CEO in fiscal 2023 was 41.2% of his target compensation.

Longer-Term Strategic Goals

As a complement to the executive compensation highlights referenced above, we continue to maintain sound corporate governance policies and practices. During fiscal 2023, the following policies and practices continued to be in effect:

Compensation At-Risk	Majority Voting for the Election of Directors
Compensation Recovery Policy	Stock Ownership Policy
Anti-Hedging Policy	“Double-Trigger” Change-of-Control Agreements
No Pledging of our Common Stock by NEOs	Annual Compensation Risk Assessment
Independent Compensation Consultant Reporting Directly to Compensation Committee	Fully Independent Audit, Compensation and Nominating and Governance Committees

INFINERA CORPORATION
PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
OUR BOARD OF DIRECTORS
PROPOSAL 1—ELECTION OF CLASS II DIRECTORS
HOW WE ARE SELECTED AND ELECTED
Director Qualifications
The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates who demonstrate character, sound judgment, independence, expertise and diversity of experience. The Nominating and Governance Committee seeks to ensure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training, attributes and relationships relevant to our business. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with our business, operations and markets.
Our Amended and Restated Bylaws (“Bylaws”) provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, a nominee for director is elected if the votes cast for such nominee exceed the votes cast against such nominee. If a nominee for director fails to receive the required number of votes for re-election, such director shall offer to properly tender his or her resignation (to the extent not already tendered) to the Nominating and Governance Committee, which shall then make a recommendation to the Board as to whether to accept or reject such director’s resignation or whether other action should be taken. Thereafter, the Board will act on the Nominating and Governance Committee’s recommendation. The Board will publicly disclose its decision and its rationale within 90 days of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.
We will also disclose the voting results from the Annual Meeting on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
WHO WE ARE
Our Board consists of nine directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. This year, our Class II Directors are standing for election. The Class II director nominees are David W. Heard, Paul J. Milbury and David F. Welch, Ph.D.
The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class II directors, if elected, will serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders, or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal from the Board.
Each of the Class II director nominees has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to the Annual Meeting, proxies solicited by the Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, at its option, or may decide to further reduce the number of directors that constitute the entire Board.
Director Skills Matrix
Our Board believes that the caliber of our Board members and the breadth, diversity and complementary nature of their skills, attributes and experiences are among the most important aspects of our governance best practices, and enhances our Board’s effectiveness while aligning with the Company’s long-term strategy. Our Board members have created and patented technologies, founded and grown companies, managed complex financial, accounting and technology matters and spent significant time representing customers, investors and stockholders.
The Board skills matrix below highlights some of the key skills, attributes and experiences that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our long-term strategy.

Skill, Attribute or Experience	Bucklin	Dougherty	Heard	Holt	Lakkaraju	Milbury	Rice	Riedel	Welch
Current or Former CEO		✓	✓					✓
Senior Management/Operations	✓	✓	✓	✓	✓	✓		✓	✓
Industry Experience/Knowledge		✓	✓	✓		✓		✓	✓
Financial Reporting/Accounting		✓			✓	✓	✓
Enterprise Risk Management		✓			✓	✓
Environment, Social and Governance		✓		✓	✓		✓
Cybersecurity/Information Security					✓			✓	✓
Public Company Board/Corporate Governance		✓		✓	✓	✓		✓	✓
Financings/Investments/Capital Markets		✓			✓	✓	✓	✓
Strategy/M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Management		✓			✓	✓
Sales and Marketing	✓	✓	✓	✓	✓				✓
Product Development		✓	✓	✓					✓
Global Business		✓	✓	✓	✓	✓		✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology/Intellectual Property		✓	✓	✓	✓				✓
Board Diversity
We believe the current Board consists of a diverse group of professionals, including former CEOs, CFOs and industry leaders, who bring significant leadership and distinct qualities and skill sets to Infinera, including direct stockholder representation by our second largest stockholder. This group provides a diverse range of perspectives and experience to engage each other and management to effectively represent our stockholders. In addition, the Board added its first female director in June 2019 and second and third female directors in 2020. In 2020, the Board appointed a female director as chair of our Nominating and Governance Committee; in 2022, she relinquished this role when she was appointed as chair of our Compensation Committee. In 2022, the Board also added a director who is an “underrepresented minority,” as such term is defined under the Nasdaq Board Diversity Rule. These actions further highlight our commitment to diversity. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including members of underrepresented communities, as was done for the Board search process conducted in 2021.
The following table provides certain information regarding the diversity of our Board as of May 17, 2024. As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of the Nasdaq listing rules (5605 and 5606) that mandate gender and other diversity disclosure on our Board and require us to disclose information on each director’s voluntary self-identified characteristics in a board diversity matrix.

Board Diversity Matrix As of May 17, 2024
Total number of directors			9
Gender Identity	Female	Male	Did Not Disclose Gender
Directors	3	5	1
Demographic Background
Asian		1
White	3	4
Did Not Disclose Demographic Background			1
Directors Who Are Military Veterans			1

Director Nominees and Continuing Directors
Class II Nominees for terms expiring at the 2027 Annual Meeting of Stockholders.

David W. Heard	Class II Director

Professional Experience:
David W. Heard has served as our CEO and has been a member of our Board of Directors since November 2020. Mr. Heard joined Infinera in June 2017 and served as our Chief Operating Officer from October 2018 to November 2020. During his time as COO, Mr. Heard was responsible for leading the innovation of new solutions and the overall operational excellence of the company, overseeing functions including corporate development, facilities, human resources, information technology, marketing, operations, product lifecycle management, quality, research and development, and services. Mr. Heard brings a proven track record of technology industry leadership, with more than 25 years of success in the industry. Prior to Infinera, Mr. Heard served as President of Network and Service Enablement at JDS Uniphase from 2010 to 2015, and as COO at BigBand Networks (now Arris) from 2007 to 2010. Earlier roles included President and Chief Executive Officer (CEO) at Somera (now Jabil), President and General Manager, Switching Division, at Tekelec (now Oracle), President and CEO at Santera Systems, and various positions at Lucent Technologies and AT&T.
Mr. Heard holds a B.A. in Production and Operations Management from Ohio State University, an MBA from the University of Dayton, and an M.S. in Management from Stanford Graduate School of Business, where he was a Sloan Fellow.

Director since November 2020 Chief Executive Officer of Infinera Current Committees: •None Age: 56
Key Skills and Qualifications: •Expertise in operations and corporate strategy •Extensive knowledge of Infinera and the optical networking industry

Paul J. Milbury	Class II Director

Professional Experience:
Paul J. Milbury has been a member of our Board of Directors since July 2010. Mr. Milbury served as Vice President of Operations and CFO of Starent Networks Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco in 2009. From December 2009 to July 2010, he played a key role in integrating Starent Networks into Cisco to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and CFO of Avid Technology, Inc., a digital media creation, management, and distribution solutions company. Mr. Milbury previously served as audit committee chair for public companies Gigamon, Inc., a provider of network traffic visibility solutions and Aerohive Networks, a pioneer in cloud-managed WLAN. Mr. Milbury has served on the public company board of Markforged Holding Corporation since May 2019, and he also serves on several private company boards.
Mr. Milbury holds a B.B.A. in Business and Economics and an M.B.A. from the University of Massachusetts, Amherst.

Independent Director since July 2010 Current Committees: •Audit •Compensation Age: 75
Key Skills and Qualifications:
•Significant finance, accounting and technology operations experience
•Wide executive management and board experience at leading public and private technology companies
•Audit Committee Financial Expert

David F. Welch, Ph.D.	Class II Director

Professional Experience:
David F. Welch, Ph.D. is Founder and Chief Innovation Officer at Infinera, a role he has held since October 2018. In this role, he drives deep business and technology innovation through forward-looking strategies, including breakthrough technologies and technology partnerships, in addition to innovative business and market directions. Dr. Welch is currently a member of Infinera’s Board of Directors, where he has served since 2010. Dr. Welch’s past roles at Infinera include Chief Strategy and Technology Officer from 2017 to 2018, President from 2013 to 2017, Executive Vice President and Chief Strategy Officer from 2004 to 2013, and Chief Technology Officer (CTO) from 2001 to 2004. Prior to co-founding Infinera, he served as CTO, Transmission Division at JDS Uniphase, and in various executive roles, including CTO and Vice President of Corporate Development, at Spectra Diode Labs (SDL).
Dr. Welch currently serves on the board of directors of several start-up companies, including the public benefit corporation board of NosTerra Ventures, a position he has held since May 2023. He previously served on the board of CytoDyn Inc., a biopharmaceutical company from January 2019 to September 2020. He holds over 130 patents and has authored over 300 technical publications, and he has been awarded the Optical Society of America’s (OSA) Adolph Lomb Medal, Joseph Fraunhofer Award and John Tyndall Award, as well as the Institution of Engineering Technology’s J J Thomson Medal for Electronics. He is a Fellow of the OSA and the Institute of Electrical and Electronics Engineers, and he is a member of the National Academy of Engineering.
Dr. Welch holds a B.S. in Electrical Engineering from the University of Delaware and a Ph.D. in Electrical Engineering from Cornell University.

Director since October 2010 (Previously served as a Director from May 2001 to November 2006) Founder and Chief Innovation Officer of Infinera Current Committees: • None Age: 63
Key Skills and Qualifications:
•One of the most highly regarded innovators in our sector
•Deep technology knowledge in the optical networking industry
•Experience as an Infinera founder, executive leader and board member
•Product development, marketing and sales strategies insights

Class III Directors whose terms expire at the 2025 Annual Meeting of Stockholders

Christine B. Bucklin	Class III Director

Professional Experience:
Christine B. Bucklin has been a member of our Board of Directors since June 2020. Ms. Bucklin served as Managing Director, Operations Group at Gryphon Investors, Inc., a private equity firm, from 2015 to 2018. From 2008 to 2010, Ms. Bucklin served as Senior Vice President, Corporate Strategic Planning at Sun Microsystems, Inc., a technology company, prior to its acquisition by Oracle Corporation in 2010. From 1999 to 2007, Ms. Bucklin served as Chief Operating Officer of Internet Brands, Inc., an internet media company. From 1988 to 1999, Ms. Bucklin worked at McKinsey & Company, a consulting company, including as a partner. From 2011 to 2019, Ms. Bucklin served as a director of Local Media San Diego, LLC, a radio station and event company. From 2015 to 2018, Ms. Bucklin served as a director of Leadership Platform Acquisition Corporation, a portfolio company of Gryphon Investors related to educational services.
Ms. Bucklin received an AB in Mathematics from Dartmouth College and an MBA from Stanford Business School.

Independent Director since June 2020 Current Committees: •Audit Age: 61
Key Skills and Qualifications: •Substantial experience in operations, strategic planning and sales and marketing •Provides perspective from outside the optical networking industry

Gregory P. Dougherty	Class III Director

Professional Experience:
Greg P. Dougherty has been a member of our Board of Directors since January 2019. Mr. Dougherty served on the board of Fabrinet, an optical, electro-mechanical and electronic manufacturing services company from February 2019 to January 2022. Mr. Dougherty served as Chief Executive Officer of Oclaro from June 2013 until its acquisition by Lumentum in December 2018. Mr. Dougherty also served as a director of Oclaro from April 2009 until the completion of the sale in December 2018. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to become Oclaro. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2003 to April 2004. Earlier in his career, Mr. Dougherty served as the Chief Operating Officer at SDL from 1997 to 2001, when the company was acquired by JDS Uniphase Corporation, where he continued in the role until 2002. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty has served on the public company boards of IPG Photonics Corporation, a fiber laser manufacturer, since January 2019, and MaxLinear, a fabless integrated circuit design company, since March 2020.
Mr. Dougherty also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. Mr. Dougherty currently serves on the board of directors of IPG Photonics Corporation, a fiber laser manufacturer, and MaxLinear, a fabless integrated circuit design company.
Mr. Dougherty received a B.Sc. in Optics in 1983 from the University of Rochester.

Independent Director since January 2019 Current Committees: •Compensation •Nominating and Governance Age: 64
Key Skills and Qualifications:
•Board expertise as Lead Independent Director and Compensation Committee Chair
•Extensive knowledge of the fiber optic component and transceiver markets
•Significant restructuring and integration experience

Sharon E. Holt	Class III Director

Professional Experience:
Sharon E. Holt has been a member of our Board of Directors since June 2019. Ms. Holt has served as a Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm, since 2016. From 2016 to May 2021, Ms. Holt was on the board of Immersion Corporation, a leading developer and licensor of touch feedback technology. Since 2012, she has served as an advisor to several technology companies. Ms. Holt was a senior executive at Rambus Inc., a leading technology development and licensing company, from 2004 to 2012, where she served as Senior Vice President of Sales, Licensing and Marketing, and Senior Vice President and General Manager of the Semiconductor Business Group. From 1999 to 2004, Ms. Holt was an executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the semiconductor business, including ASICs, ASSPs, optical and wireless ICs. Prior to that, she ran sales operations focused on Agilent’s largest global customers. From 1986 to 1999, Ms. Holt worked at HP in Applications Engineering, Sales and Distribution Channel Management for the Semiconductor Products Group.
Ms. Holt received a B.S. in Electrical Engineering from Virginia Polytechnic Institute and State University (Virginia Tech).

Independent Director since June 2019 Current Committees: •Compensation (Chair) Age: 59

Key Skills and Qualifications:
•Board expertise as Lead Independent Director, and Nominating and Governance and Compensation Committee chairs
•Wide technology sector executive leadership experience and intellectual property expertise

Class I Directors whose terms expire at the 2026 Annual Meeting of Stockholders

Roop K. Lakkaraju	Class I Director

Professional Experience:
Roop K. Lakkaraju has been a member of our Board of Directors since February 2022. Mr. Lakkaraju is the Executive Vice President, Chief Financial Officer at Bio-Rad, a position he has held since April 2024. From January 2018 to April 2024, Mr. Lakkaraju served as Executive Vice President, Chief Financial Officer of Benchmark Electronics, Inc. From February 2017 to January 2018, he served as Chief Financial Officer of Maana, Inc., an enterprise software company that pioneered an artificial intelligence-driven knowledge platform. From October 2013 to February 2017, he served as Chief Operating Officer and Chief Financial Officer of Support.com, a provider of cloud-based software and services for technology support. From July 2011 to October 2013, he was Chief Financial Officer of Quantros, Inc., a provider of enterprise SaaS-based solutions and information services that advance healthcare quality and safety performance. Prior to that he held executive financial and operational roles at 2Wire, Solectron Corporation, and Safeguard Scientifics. Mr. Lakkaraju is currently on the board of directors of Greater Phoenix Economic Council. He began his career in 1993 as an auditor with Grant Thornton before joining PricewaterhouseCoopers in their Audit and Business Advisory Services.
Mr. Lakkaraju holds a B.S. in Business Administration from San Jose State University.

Independent Director since February 2022 Current Committees: • Audit (Chair) Age: 53
Key Skills and Qualifications:
•Management experience in overall financial strategy, including as a public company CFO
•Significant finance, accounting and technology operations experience
•Audit Committee Financial Expert

Amy H. Rice	Class I Director

Professional Experience:
Amy H. Rice has been a member of our Board of Directors since April 2020. Ms. Rice is a Managing Director with Oaktree’s Special Situations Group and has been with the firm since 2009. Prior to joining Oaktree, Ms. Rice spent two years as an associate at Lindsay Goldberg, LLC, and before that, she spent two years as an analyst in the Leveraged Finance group at Deutsche Bank. Ms. Rice has served on the board of GenesisCare, a private company providing cancer and multi-specialty network services, since February 2024.
Ms. Rice has an A.B. from Harvard College and an M.B.A. from The Wharton School of the University of Pennsylvania.
Key Skills and Qualifications:
•Expertise in capital markets transactions and merger and acquisition transactions.
•Representative of the investor perspective

Independent Director since April 2020 Current Committees: •Nominating and Governance Age: 44

George A. Riedel	Class I Director

Professional Experience:
George A. Riedel has been a member of our Board of Directors since June 2020 and has served as its Chair since November 2020. Mr. Riedel has served as a Senior Lecturer in the General Management Unit at Harvard Business School since 2017. From 2014 to 2017, Mr. Riedel served as the Chair and Chief Executive Officer of CloudMark, Inc., a cybersecurity company, overseeing the company’s sale to Proofpoint, Inc. in 2017. From 2006 to 2011, Mr. Riedel served in executive leadership roles at Nortel Networks Corporation, a Canadian telecommunications and data networking equipment manufacturing company, including Chief Strategy Officer and Vice President of Business Units. From 2003 to 2006, Mr. Riedel served as Vice President of Strategy and M&A at Juniper Networks, a networking and cybersecurity company. From 1987 to 2003, Mr. Riedel worked at McKinsey & Company, including as a senior partner. Mr. Riedel has served as an independent director at Cerner Corporation, a health information technology company, from April 2019 to June 2022. Between 2010 and 2020, Mr. Riedel served on various boards, including as chair of Accedian Networks Inc., a Canadian network communications software company; as a director of PeerApp Ltd., a caching solution provider; as a director of NextDocs Corporation, a compliance innovation company (acquired by Aurea Software, Inc.); and as a director of Xperi Corporation, a technology and intellectual property licensing company from May 2013 to June 2020. Mr. Riedel has served on the public company board of Markforged Holding Corporation since May 2024. He is also currently chairman of the board of Juvare, a private company that provides emergency preparedness and response software solutions, and a board member of Bridgeway Benefit Technologies, a private company that provides healthcare and retirement benefit administration software focused on the end-to-end needs of self-administered multiemployer benefit funds and third-party administrators
Mr. Riedel received a BS with distinction in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School.

Independent Director since June 2020 Chair of the Board since November 2020 Current Committees: •Nominating and Governance (Chair) Age: 66
Key Skills and Qualifications:
•Extensive executive leadership experience in the global networking and cybersecurity industries
•Excellent track record in strategy and M&A
•Served on ten boards, including as chair of four of the boards, over the last decade.

Vote Required
A nominee for director is elected if the votes cast for such nominee exceed the votes cast against such nominee. If a nominee for director fails to receive the required number of votes for re-election, such director shall offer to properly tender his or her resignation (to the extent not already tendered) to the Nominating and Governance Committee, which shall then make a recommendation to the Board as to whether to accept or reject such director’s resignation or whether other action should be taken. Thereafter, the Board will act on the Nominating and Governance Committee’s recommendation. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to any nominee.

Proposal 1—Recommendation of the Board of Directors
The Board unanimously recommends a vote “FOR” the election of each of the three Class II nominees listed above

HOW WE GOVERN AND ARE GOVERNED
Although it is important and exciting to focus on opportunities and successes, we at Infinera believe it is also important to focus on responsible compliance, risk management, and governance structures and functions. Success in our sector in particular depends on maintaining an ability to identify challenges early, maintaining the best possible security and governance practices, and fostering an ability to pivot quickly and continually.
Board Oversight of Risk
Risk is inherent with every business and the Board is responsible for overseeing our risk management function, including a regular review of our strategic plans and business objectives. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In addition, each of the committees of the Board considers any risks that may be within its area of responsibilities and Board members, or Board committee members, periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, key accounting and reporting policies, and cybersecurity, as well as meeting with the Vice President of Internal Audit and our external independent auditors. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics which applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions), agents and representatives, including our independent directors and consultants, who are not employees of Infinera, with regard to their Infinera-related activities. The Code of Business Conduct and Ethics reflects our policy of dealing honestly and with integrity with everyone, including our customers, employees, investors and suppliers. We require all employees to complete training on our Code of Business Conduct and Ethics.
Our Code of Business Conduct and Ethics is just one element of the many practices and procedures we utilize to support a diverse and inclusive culture that encourages helpful and honest communication both up and down reporting relationship chains. Our executive leaders set the tone for this culture at the top and our ability to maintain a positive and creative work environment depends on its success. Our annual Infinera Environmental, Social and Governance Report describes some of the additional programs and practices we maintain to protect our people and promote their productivity, health and well-being.
A copy of our Code of Business Conduct and Ethics is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, c/o Corporate Secretary, 6373 San Ignacio Avenue, San Jose, California 95119. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Current Report on Form 8-K if required by the applicable listing standards.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines which govern, among other things, Board composition, Board responsibilities, committee composition, management succession and stockholder communications. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.
Stock Ownership Policy
The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Board has adopted a Stock Ownership Policy for our directors and executive officers who are designated as reporting officers under Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding our Stock Ownership Policy, please see the section entitled “Compensation Discussion and Analysis—Additional Information Regarding Our Compensation Practices—Stock Ownership Policy.”
ESG and Corporate Responsibility
We focus our efforts on the elements of sustainability that are most important and impactful to our business and to our stakeholders. Through our 2022 ESG materiality assessment, the following topics were determined to be the most material ESG issues. Our programs, goals and disclosures have been aligned to emphasize these topics.

Environmental Responsibility	Social Responsibility	Corporate Governance
Climate, greenhouse gas emissions and energy	Community engagement and philanthropy	Supply chain management and responsible sourcing
Waste management and recycling	Employee health, safety and well-being	Privacy, data protection and information security
Product sustainability	Diversity, equity and inclusion	Leadership engagement, oversight and accountability

We are committed to being a good corporate citizen and are dedicated to paving a sustainable path that strategically considers our impact on our key stakeholders, our communities and our planet. In our operations and our supply chain, we strive to act in ways that support a more sustainable, equitable and connected world and to execute our programs with intention through our global sustainability program.
Each year we summarize our sustainability program and activities in the Infinera ESG Report, which describes our practices, metrics, targets and disclosures. We encourage you to read our 2023 Infinera ESG Report. A copy of the Infinera ESG Report can be found on the “Sustainability” page of our website at www.infinera.com/corporate-social-responsibility-reports.
In 2023, we continued to make progress toward our ESG goals and improved our programs with dedicated resources.

Notable ESG Highlights

Our Global ESG Working Group collaborates with functions across the globe to set goals, report progress, implement programs and meet customer expectations. In 2023, this team worked closely with our executive leadership team to ensure alignment of our ESG objectives and our corporate strategy. We created an overall ESG roadmap, continued to refine our ESG objectives, assigned owners to focus on these objectives and held quarterly ESG review meetings during 2023.

ESG Management

In 2023, we are proud to have been awarded EcoVadis’ silver medal in recognition of our sustainability achievements in the areas of Environment, Labor & Human Rights, Ethics and Sustainable Procurement.

Transparency and Reporting

Integrity, trust, mutual commitment and respect for diversity are core Infinera values – values brought to life by our talented, diverse and dedicated global workforce. In 2023, we continued to invest in fostering a more inclusive work environment. In the U.S., we have continued our partnerships with non-profit institutions and historically black colleges and universities to increase our pipeline of diverse talent. We have also continued to provide access to DEI training for our global employee base. Training topics are focused on global diversity, employees' roles in workplace diversity and related matters. We offer recruiters and managers training on topics such as leveraging inclusive hiring practices. We continued to expand Women at Infinera ("WIN") employee resource group activities and participation, including with our mentoring program and by participating in local and regional women’s conferences and a speakers program addressing topics including development, recruitment and retention of women. In various locations, employees have also partnered with local nonprofit institutions and schools to encourage female students to pursue STEM careers.

Diversity, Equity and Inclusion (“DEI”)

We are dedicated to providing an inclusive and informative learning experience for each of our employees. In 2023, we continued to offer learning and development initiatives, including a scalable, multi-language e-learning platform that enables the proliferation of global, diverse, and professional education. We also provided education on topics that include, but are not limited to, technical sessions, managerial training, effective time management, unlocking executive presence, working in a multigenerational workplace, next level delegation and breaking down barriers. In addition, all of our full-time employees, and regular part-time employees working at least 24 hours per week, are eligible for general Infinera benefits.

Commitment to our Employees

We are proud of our strong safety culture and comprehensive health and safety management system, which is standardized around the globe. In 2023, we extended our health and safety programs to all sites to better track, manage and improve health and safety metrics. We also implemented an incident and near miss reporting and tracking tool, which is available to all employees.

Employee Health and Safety

It takes industry-wide effort to move the needle in mitigating climate change, and we are committed to doing our part to reduce emissions in our operations and from within our value chain. We currently have seven global sites that use 100% carbon free energy. In 2023, we submitted our carbon report through CDP (formerly the Carbon Disclosure Project) to share our emissions and progress toward our stated goals. Infinera received a score of “B-, Managed” which is an improvement over our first submission score in 2021 of “C, Awareness”. In 2023, we committed to SBTi (Science-Based Targets institute) to align with the Paris Agreement on climate change and reduce our greenhouse gas emissions. Though we have more work to do to meet our goal of a greater than 50% reduction of greenhouse gases by 2030, through our CDP disclosures we intend to demonstrate transparency and accountability regarding our progress toward this important ESG goal.

Carbon Emissions

At Infinera, we recognize the importance of discipline, sustainability, and ethics in managing our supply chain, and we also recognize the importance of ethical supply chain management to our stakeholders. We also understand the need to remain vigilant as the global regulatory environment evolves to ensure our supply chain not only follows all applicable laws and regulations, but also aligns with our core values. To support supply chain compliance, we have continued to invest in tools to better screen suppliers. We also require our suppliers to comply with the Infinera Supplier Code of Conduct and applicable law. Furthermore, our suppliers are required to ensure that their direct suppliers and subcontractors also comply with the Supplier Code of Conduct and applicable law. A copy of our Partner Code of Conduct can be found on our website at www.infinera.com/social-responsibility/code-of-ethics/.

Supply Chain Management

At Infinera, we strive to foster a culture of integrity and honesty and provide our employees with the tools and training to make ethical decisions in their daily work. All employees are expected to understand and comply with our Code of Business Conduct and Ethics and are reminded of this expectation annually. Any breaches of that code may be reported using our EthicsPoint Hotline. A copy of our Code of Business Conduct and Ethics may be found on our website at www.infinera.com/social-responsibility/code-of-ethics/.

Business Ethics

In 2021, Infinera made a public commitment to increase power efficiency and reduce the carbon footprint of our products. Our recent innovations in efficiency have enabled our XR Optics solution to significantly reduce power consumption and CO2 emissions. In 2023, we received the Most Innovative Proof of Concept award for our passive optical network (“PON”) overlay demonstration at FiberConnect 2023. Our PON overlay technology reduces time, cost, energy, emissions, and the need for new infrastructure.

Product Sustainability

We strive to maintain the highest degree of product safety and compliance. To accomplish this, we are members of the Responsible Minerals Initiative. We also maintain compliance with local, state, federal and international regulations by continuously updating our environmental compliance system and collecting data for the following:
–Banned substances under the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment;
–Reportable substances under Registration, Evaluation, Authorization, and Restriction of Chemicals; and
–Waste management under the Waste Electrical and Electronic Equipment Directive.

Product Compliance

We have implemented a comprehensive and robust cybersecurity risk management program to guide and strengthen our cybersecurity posture to engender trust with customers, employees, and stockholders while protecting the confidentiality, integrity, and availability of our systems and data. In 2023, we took several measures to enhance our cybersecurity strategy and program, including revising our cybersecurity policies to ensure continued compliance with regulatory requirements while strengthening our defenses against emerging threats, in addition to new risks from emerging technologies such as artificial intelligence (“AI”). We also conducted tabletop exercises with expanded participation from company leadership. Throughout our workforce, we used activities and training to further imbue a culture of cybersecurity awareness and data protection. In 2023, we continued to strengthen and scale our cybersecurity processes to reduce the risk of existing and potential threats, including new technologies such as AI. We launched a new cross-functional AI Steering Committee to address issues surrounding AI including bias, reliability, and data security. We are committed to securing the confidential and proprietary information of our employees and business partners, including employee data and intellectual property. To support this commitment, Infinera has internal security and privacy working groups that meet regularly to discuss regulatory matters, internal compliance and policies and best practices for privacy and data protection matters. In 2023, we did not experience a material cybersecurity incident. We are also proud to maintain our certification to the International Organization for Standardization (“ISO”) 27001 Information Security Management System standard, which we held throughout 2023.

Privacy and Data Protection

In addition to the accomplishments, best practices, activities and disclosures summarized above, our products and solutions help keep people connected socially and professionally; run their businesses more efficiently, fairly and globally; and manage the risks that are created by living in a connected global economy.
HOW TO COMMUNICATE WITH US
The Board actively seeks input from stockholders, stakeholders, thought leaders and many others to perform its functions optimally. As stockholders bring wide and relevant experiences and have a financial stake in the wisdom of their input, the Board values maintaining a number of avenues to receive that input. These include:
•Stockholder attendance or participation at our annual stockholders meetings
•Input from proxy voting
•Use of the company’s various reporting mechanisms such as its “hot lines” and reports to the internal audit function
•Participation in our numerous investor relations programs and conferences
Write to the Board as a whole, or to individual directors, at the following address:
Board of Directors c/o Corporate Secretary
Infinera Corporation
6373 San Ignacio Avenue
San Jose, California 95119
Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. At the direction of the Board, all mail received may be opened and screened for security purposes. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.
HOW WE ARE ORGANIZED
Independence of the Board
On an annual basis, in accordance with the current listing standards of Nasdaq, the Board affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that seven out of nine of our directors (with the exception of Mr. Heard and Dr. Welch, both of whom are employees of Infinera) are “independent” in accordance with the rules and regulations of the SEC and the listing standards of Nasdaq. Also, all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as more fully described below, are independent directors. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.” There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure
The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. Separating the positions of Chair of the Board and CEO allows our CEO to focus on our day-to-day business, while allowing the Chair of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chair of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chair of the Board responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the independent directors, representing the views of the independent directors to management and improving meeting effectiveness, among other things.
The Board also believes that the combination of an independent Chair of the Board, all three of our current standing committees being comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.
Agreement with Oaktree Optical Holdings
In April 2020, we entered into a letter agreement with Oaktree Optical Holdings, L.P. (“Oaktree”) pursuant to which we agreed, among other things, to nominate and support Ms. Rice for election as a director at the 2020 Annual Meeting of Stockholders. Subject to certain exceptions set forth in the letter agreement, Oaktree and certain affiliates agreed to vote all of its shares at the 2020 Annual Meeting of Stockholders in a manner consistent with the recommendation of our Board. Oaktree also agreed to customary standstill restrictions. Our letter agreement with Oaktree also required that Infinera and Oaktree reasonably cooperate to identify a director candidate (the “Independent Designee”) for consideration by our Nominating and Governance Committee. In June 2020, Ms. Bucklin joined the Board as the Independent Designee. Ms. Rice was re-elected as a Class I director at the 2023 Annual Meeting of Stockholders.
Information Regarding the Board and its Committees
The Board met eight times during fiscal 2023. During fiscal 2023, each director then in office attended 75% or more of the meetings of the Board. During fiscal 2023, each director then in office attended 75% or more of the meetings of the committees on which he or she served during the period for which he or she was a committee chair or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board. Directors are encouraged, but not required, to attend our annual meetings of stockholders. All nine of our then-serving members of the Board attended our 2023 Annual Meeting of Stockholders.
The Board had three standing committees as of the end of fiscal 2023: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Heard and Dr. Welch do not currently serve on any committees of the Board. The following table presents our current Board and committee composition (and assuming the election of the nominees for Class II directors who are standing for election at the 2024 Annual Meeting of Stockholders, this table also presents our Board and committee composition effective upon the conclusion of our 2024 Annual meeting of Stockholders).

Name	Board	Audit	Compensation	Nominating and Governance
Christine B. Bucklin	M	M	—	—
Gregory P. Dougherty	M	—	M	M
David W. Heard	M	—	—	—
Sharon E. Holt	M	—	C	—
Roop K. Lakkaraju	M	C	—	—
Paul J. Milbury	M	M	M	—
Amy H. Rice	M	—	—	M
George A. Riedel	C	—	—	C
David F. Welch, Ph.D.	M	—	—	—
Total Meetings in Fiscal 2023	8	17	6	4
_________________
C = Chair; M = Member
Audit Committee
The Audit Committee reviews and monitors our financial statements, financial reporting process and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm as well as our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults and discusses with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders. The Audit Committee also promotes the Company’s compliance with applicable law. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. The Audit Committee has oversight of the Company’s significant financial risks and exposures, including related to cybersecurity matters. Any related party transactions are subject to approval by the Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. In addition, the Audit Committee meets in executive sessions, without management present and with the independent registered public accounting firm, during most regular meetings of the Audit Committee. A copy of the Audit Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.
The current members of the Audit Committee are Ms. Bucklin and Messrs. Lakkaraju and Milbury. Mr. Milbury chaired the Audit Committee until May 18, 2023 when, upon the conclusion of our 2023 Annual Meeting, Mr. Lakkaraju became chair of the Audit Committee and Mr. Milbury remained a member of the Audit Committee. Each current member of the Audit Committee served the entirety of fiscal 2023. The Audit Committee met 17 times during fiscal 2023. Each member of the Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the applicable Nasdaq listing standards. In addition to qualifying as independent under the Nasdaq rules, each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq Audit Committee requirements. The Board has determined that Messrs. Lakkaraju and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Lakkaraju and Milbury any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board.
Compensation Committee
The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation policies and programs. The Compensation Committee establishes our compensation philosophy and policies, administers all of our compensation plans for executive officers, and recommends the compensation for the non-employee directors of the Board. The Compensation Committee seeks to assure that our compensation policies and practices promote stockholder interests and support our compensation objectives and philosophy as described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee assists the Board in its oversight of our strategies, initiatives and programs relating to human capital management, including culture, talent acquisition, employee development, retention, and diversity, equity and inclusion. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.
The current members of the Compensation Committee are Ms. Holt and Messrs. Dougherty and Milbury. Ms. Holt chairs the Compensation Committee. Each current member of the Compensation Committee served the entirety of fiscal 2023. The Compensation Committee met six times during fiscal 2023. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”) and satisfies the director and compensation committee independence requirements under the applicable Nasdaq listing standards.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for reviewing developments in corporate governance practices, evaluating and making recommendations to the Board concerning corporate governance matters, and recommending changes to the Company's corporate governance policies and practices. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee also oversees an annual board evaluation process to determine whether the Board is functioning effectively. In addition, the Nominating and Governance Committee oversees our succession planning process. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of the Nominating and Governance Committee charter is available on our website at investors.infinera.com/ by clicking on “Governance Documents” under the “Governance” heading.

The current members of the Nominating and Governance Committee are Ms. Rice and Messrs. Dougherty and Riedel. Mr. Riedel chairs the Nominating and Governance Committee. Each current member of the Nominating and Governance Committee served the entirety of fiscal 2023 as a member of this committee. The Nominating and Governance Committee met four times during fiscal 2023. Each member of the Nominating and Governance Committee satisfies the independence requirements under the applicable Nasdaq listing standards.
Board Nominees and Diversity
The Nominating and Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate skills and characteristics required of our directors in the context of the then-current composition of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. The Board and the Nominating and Governance Committee follow a process in which we consider governance best practices when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. The Board and Nominating and Governance Committee evaluate the skill sets needed to provide the right level of guidance and oversight to the management team. Within the context of evaluating the skills needed on the Board, the Nominating and Governance Committee also considers diversity attributes, including gender, race, ethnicity, specialized expertise and a range of insight gathered from relevant industries. These factors, and others considered useful by the Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.
The Nominating and Governance Committee leads the search for, selects and recommends candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. From time to time, the Nominating and Governance Committee may engage the services of a search firm to identify director candidates. Any search firms retained to assist the Nominating and Governance Committee will be specifically advised to seek to include qualified, diverse candidates from traditional and nontraditional environments, including members of underrepresented communities, as was done for the Board search process conducted in 2021. The Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by the Nominating and Governance Committee using the same criteria as for all other candidates.
If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to our Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Chief Legal Officer at our principal executive offices, and must include the following information:
•To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual would be a nominee for election to the Board;
•The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy, and (b) if elected, to serve on the Board;
•The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and
•Any other information that such stockholder believes is relevant in considering the director candidate.
Non-Executive Equity Award Subcommittee
The guidelines for the size of new hire, promotional and annual retention equity awards for Section 16 Officers are periodically reviewed and approved by the Compensation Committee. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee (the “Subcommittee”) the authority to formally approve new hire, promotional and retention equity awards to certain employees and consultants pursuant to guidelines pre-approved from time to time by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. The delegation of authority to the Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards at their discretion. This Subcommittee is currently comprised solely of our CEO (who is also a Board member).
Compensation Committee Interlocks and Insider Participation
During fiscal 2023, Ms. Holt and Messrs. Dougherty and Milbury served on the Compensation Committee. None of these individuals was an executive officer or employee of Infinera at any time during fiscal 2023, or at any other time. No member of the Compensation Committee had any relationship with Infinera during fiscal 2023 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.
HOW WE ARE PAID
Our compensation program for our non-employee directors is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board and to act in our stockholders’ best interests. Non-employee directors receive a mix of cash compensation and equity awards under this program. Directors who are also employees of Infinera do not participate in our director compensation program, nor do they receive any additional compensation for their service as directors. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board.
From time to time, the Compensation Committee engages Compensia, Inc. (“Compensia”), an independent compensation consultant, to help the Compensation Committee review our director compensation program by providing relevant market data regarding director compensation derived from the same peer group used at the time for evaluating our executive compensation. During late fiscal 2022, the Compensation Committee engaged Compensia to provide market data on director compensation. Compensia provided such market data to the Compensation Committee for the peer group which the Compensation Committee had approved in September 2022 for use in evaluating our executive compensation for fiscal 2023. The Compensation Committee concluded that in light of our director compensation program generally aligning with market competitive levels, no change in director compensation would be recommended at that time. As a result, in fiscal 2023, no changes were made to our director compensation program.

Director Fees
During fiscal 2023, our cash compensation program for our non-employee directors was as follows:

Position	Annual Retainer Fee ($)
Non-Employee Director	50,000
Chair of the Board	70,000
Audit Committee Chair	30,000
Audit Committee Member	12,500
Compensation Committee Chair	20,000
Compensation Committee Member	10,000
Nominating and Governance Committee Chair	11,000
Nominating and Governance Committee Member	6,000
We do not pay meeting fees for the Board or any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees are paid in arrears. In addition, we have a policy of reimbursing our non-employee directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.
Director Equity Awards
During fiscal 2023, our equity compensation program for our non-employee directors was as follows:

On the date of each annual meeting of stockholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted an RSU award covering a number of shares determined by dividing $200,000 by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Annual RSU Award”). The Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

Annual Restricted Stock Unit (“RSU”) Award

Each new non-employee director will be automatically granted an annual RSU award covering a number of shares determined by first prorating $200,000 for the number of months remaining until the next scheduled annual meeting of stockholders and then dividing such prorated dollar amount by the closing price of the Company’s common stock on the date of grant, with any resulting fractional share rounded down to the nearest whole share (the “Prorated Annual RSU Award”). The Prorated Annual RSU Award will vest as to 100% of the underlying shares on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the most recently held annual meeting of stockholders, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.

Prorated Annual RSU Award For New Directors

Effective March 27, 2024, new Annual RSU Awards and Prorated Annual RSU Awards granted to non-employee directors will vest as to 100% of the underlying shares on the earlier of (i) the date of the next annual meeting of stockholders, provided that it occurs at least 50 weeks after the prior annual stockholders meeting or (ii) the one-year anniversary of the date of grant, provided that the non-employee director remains a service provider of Infinera on the applicable vesting date.
Fiscal 2023 Director Compensation
The following table sets forth all of the compensation awarded to or earned by the non-employee members of the Board in fiscal 2023. In addition, the table sets forth compensation awarded to or earned by Dr. Welch for his services as an employee of Infinera; Dr. Welch does not receive compensation for his services as a director. Compensation information for Dr. Welch is not disclosed in “Our Pay—Fiscal 2023 Compensation” below because he is not a Named Executive Officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)		Total ($)
Christine B. Bucklin	62,500	199,996	(3)	—		262,496
Gregory P. Dougherty	66,000	199,996	(3)	—		265,996
Sharon E. Holt	70,000	199,996	(3)	—		269,996
Roop K. Lakkaraju	73,413	199,996	(3)	—		273,409
Paul J. Milbury	79,087	199,996	(3)	—		279,083
Amy H. Rice(4)	—	—		—		—
George A. Riedel	131,000	199,996	(3)	—		330,996
David F. Welch, Ph.D.	—	738,000	(5)	205,704	(6)	943,704
_________________
(1)For a description of the annual non-employee director retainer fees and retainer fees for committee chair positions and for service as Chair of the Board, see the disclosure above under “Director Fees.”
(2)The amounts reported in this column represent the aggregate grant date fair value of the RSU awards granted in fiscal 2023 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”). See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(3)Reflects for each director the value of the Annual RSU Award awarded in connection with the 2023 Annual Meeting of Stockholders, which value was determined by multiplying for each director 39,447 shares of Infinera common stock by Infinera’s closing stock price of $5.07 per share on May 18, 2023, the date of grant.
(4)Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses.
(5)Reflects the value of Dr. Welch’s equity awards granted as compensation in 2023 for his services as an employee of Infinera.
(6)Reflects Dr. Welch’s 2023 employee salary in the amount of $200,000, plus the total value of Company paid life insurance premiums and 401(k) match in the amount of $5,704.
During fiscal 2023, Dr. Welch, our Chief Innovation Officer and employee member of the Board, did not receive compensation for his services as a director. Dr. Welch’s base salary for fiscal 2023 was $200,000. Dr. Welch was not eligible for an incentive target bonus opportunity during fiscal 2023. On March 9, 2023, Dr. Welch was granted an RSU award covering 100,000 shares, which is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2024, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to his continued service to Infinera through each applicable vesting date. This RSU award had an aggregate grant date fair market value of $738,000, computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
On March 4, 2020, Dr. Welch was granted a performance share award covering 650,000 shares (at target level achievement). The award provided for a number of quantitative and qualitative performance objectives related to the successful development of the Company's XR Optics program to be achieved over different periods from fiscal 2020 through fiscal 2024. On March 24, 2023, the Compensation Committee determined that the achievement of one of the performance metrics, which related to generating $50 million of ICE-X-related revenues by the end of fiscal 2022, had not been achieved. As a result, 150,000 shares of common stock underlying the award were forfeited on this date. On May 12, 2024, the Compensation Committee determined that the achievement of another of the performance metrics, which related to generating $100 million of ICE-X-related revenues by the end of fiscal 2023, had not been achieved. As a result, 150,000 shares of common stock underlying the award were forfeited on this date.

Additional Information with Respect to Director Equity Awards

Name	Number of Shares Subject to Outstanding Stock Awards at Fiscal Year-End (#)(1)
Christine B. Bucklin	39,447
Gregory P. Dougherty	39,447
Sharon E. Holt	39,447
Roop K. Lakkaraju	52,403
Paul J. Milbury	39,447
Amy H. Rice(2)	—
George A. Riedel	39,447
David F. Welch, Ph.D.(3)	500,001
_________________
(1)Unvested time-based RSU awards, except as noted below with respect to Dr. Welch.
(2)Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses.
(3)Comprised of 150,001 shares subject to unvested time-based RSUs and 350,000 shares subject to performance share awards (at target level achievement), 150,000 of which had a performance goal that was not met as of completion of the applicable performance period ending at the end of fiscal 2023 and 200,000 of which had a performance goal based on fiscal 2024 performance.

OUR PAY
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information related to the fiscal 2023 compensation program and related decisions for our NEOs identified below.
Our Named Executive Officers
For fiscal 2023, our NEOs were the following:
•David W. Heard, our CEO;
•Nancy L. Erba, our Chief Financial Officer (“CFO”);
•David L. Teichmann, our Chief Legal Officer (“CLO”) and Corporate Secretary; and
•Nicholas R. Walden, our Senior Vice President, Worldwide Sales.
Executive Summary
Fiscal 2023 Business Results
Fiscal 2023 was a year in which we continued to strengthen our product portfolio, accelerate growth and expand margins. We continued to make strong progress toward our overall financial and strategic goals. Below are four key accomplishments in fiscal 2023.

First
We delivered against our major financial milestones, as we grew revenue for the 6th consecutive year, expanded gross margin by approximately 450 bps in the year, expanded operating margin by approximately 350 bps in the year, and enhanced our earnings per share. During the year, we strengthened our balance sheet further by refinancing a portion of our debt and reducing our 2024 convertible debt to approximately $19 million (down from approximately $100 million). We continue to maintain an asset-backed lending facility as an additional source of funds to address any short-term financing requirements.

Second
We drove commercial success across our customer footprint as we secured new global service provider and internet content provider (“ICP”) design wins. In fiscal 2023, we delivered another year of 30%-plus revenue growth with ICPs which have now grown to represent almost 50% of product revenue (both on a direct and indirect basis). Furthermore, we expanded our share in the Metro segment, landed major service provider deals in the U.S., Europe, the Middle East and Southeast Asia, and maintained our position as a top vendor in the Subsea segment, a segment characterized by stringent capacity and reach requirements.

Third
We continued to refresh and expand our Systems portfolio, as we increasingly converged our Systems portfolio on the flagship GX-series platform, introduced a next-generation GX-based line system, invested in software and automation, and continued to scale and add customers on our flagship 800G ICE-6 embedded engine. In 2023, our GX-Series portfolio represented almost 50% of the company’s product revenue. As we exited the year, we also shipped our first vertically integrated Metro systems with our own coherent pluggables, an important milestone for the continued expansion of our gross margin.

Fourth
We successfully launched and scaled our Subsystems portfolio as we booked more than $10 million in orders for Subsystems products during the year. To date, we have received purchase orders for our suite of ICE-X 100G, 400G, and 800G pluggables and components from more than 26 customers. The commercialization of our Subsystems products expands our addressable market and will be critical to accelerating our revenue growth and expanding margins from higher levels of vertical integration across the portfolio. In addition, the Open XR Forum, which was launched in June 2021, now has more than 40 members, including service providers and network equipment manufacturers, demonstrating continued momentum within our industry for this new technology as well as our commitment to open networks in the industry.

The following tables illustrates our GAAP revenue and non-GAAP Operating Income (loss) over the last three fiscal years:
_______________
(1)For a reconciliation of GAAP to non-GAAP Operating Income for fiscal 2023, 2022 and 2021 referenced in this table or elsewhere in this Proxy Statement, please see Appendix A.
The following graph shows our 1-, 3- and 5-year TSR as compared to the Nasdaq Telecommunications Index (“Nasdaq Telecommunications Index”), measured from the last trading day of fiscal 2023.

Annualized 1-Year, 3-Year and 5-Year
Total Shareholder Return
INFN
Nasdaq Telecommunications
40%
20%
0%
-20%
-40%
-60%
-80%
10.6%
-29.5%
-56.7%
-17.4%
21.2%
8%
1- Year
3- Year
5- Year

Fiscal 2023 Executive Compensation Program Overview
At the beginning of fiscal 2023, when a majority of executive compensation decisions were made, the Compensation Committee considered the performance of our company as we exited fiscal 2022 and the goals of achieving profitable revenue growth and non-GAAP Operating Income growth despite a challenging macroeconomic environment and the desire to return to a customary executive compensation framework as the world normalized from the COVID-19 pandemic. The decisions made reflected our continuing commitment to a strong pay-for-performance profile and supported accountability of our leadership team for our financial performance.
As indicated below, a significant portion of our executive compensation program is designed to align the compensation outcomes for our participating NEOs with performance against measurable objectives.

Executive Compensation Program Structure

Compensation Element (CEO/Average NEO Allocation of Elements in Target Total Direct Compensation)	Structure and Attributes

•Competitively set •Each NEO received a pay increase in FY’23
Base Salary (11% CEO/23% NEOs)

•Annual target bonuses are payable in cash
•2023 Corporate Bonus Plan funding level determined by non-GAAP Operating Income to emphasize achievement of profitable growth
•SVP, Worldwide Sales participates in the 2023 Corporate Bonus Plan but also a separate incentive plan tied to achievement of financial targets for bookings and non-GAAP product standard margin to emphasize bookings growth and profitable growth for the Company

Target Annual Incentive (14% CEO/20% NEOs)

•Based on non-GAAP gross margin, an objective performance metric
•Vesting occurs when performance objective has been certified as having been achieved by the Compensation Committee for full fiscal year during performance period and time-based vesting requirement is met
•CEO received performance-based shares valued at 41% of target total direct compensation (55% of target long-term incentive (“LTI”) value); other NEOs received performance-based shares valued at 28% of target total direct compensation (50% of target LTI value)

Long-Term Performance- Based Stock Awards (41% CEO/28% NEOs)

•Designed for long-term retention and to promote strong long-term stockholder alignment
•RSUs vest over three years, with one-third vesting after one year and then quarterly for the remaining two years
•CEO received RSUs valued at 34% and other NEOs received RSUs valued at 28% of target total direct compensation

Long-Term Time-Based RSU Awards (34% CEO/28% NEOs)

Pay-for-Performance Outcome in Fiscal 2023
During fiscal 2023, we continued to make progress toward achievement of our longer-term strategic goals despite a challenging macroeconomic environment. Under our fiscal 2023 executive compensation program, and consistent with our compensation policy promoting strong pay and performance alignment:
•Annual Corporate Bonus Plan incentives were earned between approximately 68.9% and 83.5% of target for each NEO;
•69.6% of the performance shares granted in 2021 became eligible to vest in 2024 based on performance during 2023;
•None of the performance shares granted in 2022 and 2023 became eligible to vest based on performance during 2023; and remain outstanding and eligible to be earned based on the level of achievement of the Company's longer-term strategic goals during the applicable performance period; and
•Realized compensation value for our CEO in fiscal 2023 was 41.2% of his target compensation (as further discussed below).

Pay-for-Performance with Respect to Fiscal 2023 CEO Compensation
We emphasize performance-based compensation for all of our NEOs, including in particular our CEO. The chart below displays the target total direct compensation (i.e., base salary, target cash incentive opportunity, and equity awards at target) of our CEO versus our CEO’s actual realized compensation during the most recent three fiscal years, as well as our stock price during that time period. Mr. Heard served as our CEO during fiscal 2021, 2022 and 2023. The target value of equity awards reflects the modeling value of such award based on an $8.00 per share reference price, which is used during the compensation modeling process and which differs from the value reported in the Summary Compensation Table provided further below. Actual realized compensation includes the base salary and any cash annual incentive earned during the year plus the sum of any RSUs and performance shares that vested during the year, valued using the share price on the vesting date, which differs from the values shown in the Pay Versus Performance table provided further below given the specific requirements with respect to “compensation actually paid” under such table.

Chief Executive Officer Compensation and INFN Price
CEO Compensation ($M)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Stock Price
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$5.0
$5.3
$6.8
$3.6
$7.7
$3.2
2021
2022
2023
Target Compensation
Realized Compensation
INFN Share Price

As described above, our CEO target total direct compensation emphasizes compensation that aligns with investor interests, including an at-risk annual incentive opportunity and long-term vesting equity awards. When the Company’s performance is strong, our compensation programs are designed to reward executives with realized compensation that exceeds target through a combination of strong stockholder returns and performance that exceeds the targets approved for our short- and long-term incentive plans. Realized compensation for fiscal 2023 for our CEO was 41.2% of target. This reflected in part the depreciation in the value of equity awards granted in prior years but that vested during fiscal 2023, as the closing share price of our common stock decreased from $10.48 on December 31, 2020 (the start of the 3-year period detailed in the chart above) to a closing price of $4.75 on December 29, 2023 (which was the last trading day of our fiscal 2023). The forfeiture of the performance share awards granted in fiscal 2020 with a performance period ending in fiscal 2022 also contributed to the decline in the realized compensation for fiscal 2022 (see the section below titled “Performance Share Awards” for more information regarding these performance share awards). As a result of our emphasis on pay-for-performance, the realized compensation of our CEO fell significantly below his target total direct compensation in fiscal 2022 and fiscal 2023, but was slightly above target in fiscal 2021. In furtherance of our pay-for-performance goals, 55% of Mr. Heard’s targeted equity awards in fiscal 2023 were also granted in the form of performance share awards.

Governance of Executive Compensation
Our executive compensation program includes the following executive compensation governance policies and practices:

Our executive compensation program is designed so that a significant portion of our NEO compensation is “at risk” based on corporate performance, as well as equity-based to more closely align the interests of our NEOs and stockholders.

Compensation At Risk

We maintain a compensation recovery policy that applies to our Section 16 Officers and certain other individuals and provides for recovery of both cash and equity incentive compensation under specified circumstances. Our policy is compliant with applicable Nasdaq listing rules and SEC regulations.

Compensation Recovery Policy

Our Insider Trading Policy prohibits all employees, including our NEOs, and Board members from hedging their Infinera common stock.
Anti-Hedging Policy

Our Insider Trading Policy prohibits our NEOs and Board members from pledging Infinera common stock as collateral for a loan.
Anti-Pledging Policy

Our executive compensation program is administered by the Compensation Committee, which consists solely of independent directors.
Fully Independent Compensation Committee

Our Section 16 Officers and Board members are subject to minimum stock ownership requirements.
Stock Ownership Policy

Our change of control agreements contain “double-trigger” arrangements that require a termination of employment without cause or a constructive termination of employment following a change of control of Infinera before payments and benefits are triggered, unless otherwise set forth in a specific equity award agreement.

“Double-trigger” Change of Control Arrangements

The Compensation Committee annually conducts a compensation risk assessment to determine whether our compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera.

Annual Compensation Risk Assessment

The Compensation Committee utilizes input from Compensia, an independent compensation consultant that is retained directly by the Compensation Committee and performed no services for Infinera during fiscal 2023 other than services provided to the Compensation Committee.

Independent Compensation Consultant Reporting Directly to Compensation Committee

Fiscal 2023 Compensation
Base Salaries
For fiscal 2023, the Compensation Committee reviewed the base salaries in March 2023 for each of our NEOs. After considering market data provided by Compensia and taking into account each NEO’s respective individual performance during this period, the Compensation Committee approved increases to the base salaries for the NEOs as shown in the table below. The Compensation Committee did not consider these increases to be material changes for any of the NEO’s base salaries.

The following table shows the annual base salary for each of our NEOs for fiscal 2022 and fiscal 2023.

Name	Fiscal 2022 Annual Base Salary ($)	Fiscal 2023 Annual Base Salary ($)(1)
David W. Heard	700,000	758,000
Nancy L. Erba	475,000	500,000
David L. Teichmann	415,000	445,000
Nicholas R. Walden	420,000	430,000(2)
_________________
(1)2023 annual base salary increases became effective as of July 1, 2023.
(2)In August 2023, Mr. Walden relocated from the United States to the United Kingdom (“UK”). Following such relocation, Mr. Walden received his salary in Pound Sterling (“GBP”). The salary amount paid to Mr. Walden in GBP was determined by converting into GBP his annual salary amount stated above in United States Dollars (“USD”) using the exchange rate of 1.286 USD to 1 GBP.
Annual Incentive Compensation
Target Bonus Opportunities. In March 2023, the Compensation Committee reviewed the target bonus opportunities (which are expressed as a percentage of base salary) for fiscal 2023 for each of our NEOs, and determined that the target bonus opportunity for our CEO, CFO and CLO would remain the same in fiscal 2023 as in fiscal 2022 and that the target bonus opportunity for our Senior Vice President, Worldwide Sales would be increased as set forth in the table below for fiscal 2023. In considering the target bonus opportunities for our NEOs, the Compensation Committee considered the competitive market data provided by Compensia and its desire to provide appropriate competitive compensation to our NEOs given their critical leadership roles. In the case of Mr. Walden, the Compensation Committee determined to increase his target bonus opportunity from 90% to 100% of base salary. The Compensation Committee believed it would be appropriate to provide additional incentive under his bonus opportunity to further emphasize achievement of the Company’s profitable growth, in further alignment of pay versus performance for an important financial performance objective for the Company.
The following table shows the annual target bonus opportunities for each of our NEOs for fiscal 2022 and fiscal 2023.
In addition, the Compensation Committee approved a variable cash compensation program for Mr. Walden for fiscal 2023.

	Target Bonus Opportunity as a Percentage of Base Salary
Name	Fiscal 2022 Target Bonus	Fiscal 2023 Target Bonus
David W. Heard	125%	125%
Nancy L. Erba	90%	90%
David L. Teichmann	75%	75%
Nicholas R. Walden(1)	90%	100%
_________________
(1)For fiscal 2023, Mr. Walden’s total target bonus of 100% of base salary was split with 25% of his target value tied to the 2023 Corporate Bonus Plan and 75% of his target value tied to achievement under the Walden 2023 Variable Compensation Program. Please see below for information regarding the Walden 2023 Variable Compensation Program.
2023 Bonus Plan Design. In March 2023, the Compensation Committee approved a 2023 corporate bonus plan (the “2023 Corporate Bonus Plan”) that was applicable to our NEOs. The Company’s non-GAAP Operating Income achievement in fiscal 2023 was used to determine the plan’s funding level. The Compensation Committee determined that this financial performance objective supported the Company’s objectives for profitable growth. If the Company achieved the target level of non-GAAP Operating Income of $98.3 million for fiscal 2023, the 2023 Corporate Bonus Plan would be funded at 100%. If the Company achieved the threshold level of non-GAAP Operating Income of $78.6 million for fiscal 2023, the 2023 Corporate Bonus Plan would be funded at 80%. There was no guaranteed minimum funding under the plan if the threshold is not met. If the Company achieved above the target level of non-GAAP Operating Income of $98.3 million for fiscal 2023, then 50% of each additional dollar of non-GAAP Operating Income would be added to the bonus funding level. Although the Compensation Committee did not set a maximum level of non-GAAP Operating Income under the 2023 Corporate Bonus Plan, it retains authority to increase, reduce or eliminate any bonus award, and to increase, reduce or eliminate any amount allocated to the bonus pool. The Compensation Committee reserves such discretion in order to take into consideration any other relevant factors in determining bonus payouts, such as overall Company performance, functional performance, individual performance, financial considerations, or any other internal or external factors that it deems appropriate. Based on such other factors, bonus payouts may be adjusted up or down to pay out at a higher or lower level than otherwise would become payable based solely on achievement of non-GAAP Operating Income.

For fiscal 2023, each of our NEOs participated in the 2023 Corporate Bonus Plan. Mr. Walden’s participation in the 2023 Corporate Bonus Plan was limited to 25% of his total target bonus opportunity. With respect to the remaining 75% of his total target bonus opportunity, Mr. Walden participated in a separate variable compensation program, as discussed below under the “Walden 2023 Variable Compensation Program.”
2023 Bonus Plan Results. The Compensation Committee considered the Company’s actual achievement level of non-GAAP Operating Income of $87.2 million, which otherwise would result in achievement at the 88.7th percentile funding for the 2023 Corporate Bonus Plan. In determining funding as well as payout for the NEOs, the Compensation Committee considered additional factors, including that the Company’s revenue for fiscal 2023 was $1,614.1 million, which was below our expectations. Further, the Company’s bookings for fiscal 2023 were below our expectations. Given these additional factors relating to the Company’s overall performance for the year, and notwithstanding the achievement level of non-GAAP Operating Income, the Compensation Committee believed it appropriate to apply negative discretion for funding bonuses under the 2023 Corporate Bonus Plan and resolved to approve funding at 83.5% of target. The Compensation Committee further considered departmental function objectives and performance with respect to financial goals overall for the Company and applied discretion to reduce Ms. Erba’s bonus amount to approximately 68.9% of her target. The following table sets forth the payouts that will be paid to our NEOs during the second fiscal quarter of 2024 under the 2023 Corporate Bonus Plan. For a reconciliation of GAAP to non-GAAP Operating Income for fiscal 2023 referenced above or elsewhere in this proxy statement, please see Appendix A.

Name	Bonus Amount Earned ($)(1)
David W. Heard	791,163
Nancy L. Erba	309,994
David L. Teichmann	278,681
Nicholas R. Walden	89,762
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(1)     Mr. Walden's bonus amount is stated in USD using the exchange rate of 1.286 USD to 1 GBP. Payout of his bonus will be in GBP under our UK payroll.
The Compensation Committee also determined that the annual incentive compensation for our NEOs under the 2023 Corporate Bonus Plan would be payable entirely in cash.
The Compensation Committee decided it was appropriate that the annual incentive compensation for our NEOs with respect to fiscal 2023 would be fully at risk and payable in cash based on achievement of the target goal given their ability to drive the Company’s financial performance. This completed the transition started in fiscal 2022 of all of our NEOs back to a more customary executive compensation framework continuing to emphasize closer alignment between the interests of our NEOs and those of our stockholders.
Walden 2023 Variable Compensation Program. In March 2023, the Compensation Committee approved a fiscal 2023 variable compensation program for Mr. Walden (the “2023 Walden Variable Plan”). Under the 2023 Walden Variable Plan, 75% of Mr. Walden’s total target bonus opportunity for fiscal 2023 is tied to achievement of financial targets for bookings and non-GAAP product standard margin (the “Walden Financial Goals”). With respect to the Walden Financial Goals under the 2023 Walden Variable Plan, the achievement of the bookings objective is weighted at 50% and the achievement of the non-GAAP product standard margin objective is weighted at 50%. The Compensation Committee believed that these objectives, as well as Mr. Walden’s participation in the 2023 Walden Variable Plan in addition to his participation in the 2023 Corporate Bonus Plan, would be appropriate given Mr. Walden’s critical role leading the Company’s efforts in driving revenue, and for focusing efforts on our profitable revenue growth by emphasizing bookings, which are closely correlated with revenue balancing, and non-GAAP product standard margin, which is an important measure of the Company’s business success.

	Bookings Minimum Threshold	Bookings Target	Bookings Maximum	Non-GAAP Product Standard Margin Threshold	Non-GAAP Product Standard Margin Target	Non-GAAP Product Standard Margin Maximum
Amount	$1.7 billion	$1.9 billion	$2.1 billion	$660.1 million	$680.4 million	$707.5 million
Funding % of Target	35%	100%	200%	70%	100%	200%
Actual Results		$1.4 billion			$640.7 million
Achievement between the minimum threshold and the target level would be determined based on linear interpolation. The maximum payout potential with respect to each of the bookings and non-GAAP product standard margin objectives was set at 200%, with achievement between the target level and the maximum payout potential determined based on linear interpolation.

We did not achieve the minimum threshold for the bookings or the non-GAAP product standard margin objectives under the 2023 Walden Variable Plan. The CEO recommended that the Compensation Committee use discretion to provide a partial payout with respect to the non-GAAP product standard margin achievement result in recognition of the significant year-over-year improvement in non-GAAP product standard margin during fiscal 2023. After careful consideration of the contribution of the Company’s improvement in non-GAAP product standard margin to the Company’s performance, the Compensation Committee approved the use of discretion to approve a partial payout of $66,564 or 41.28% of the target payout, attributable solely to the non-GAAP product standard margin objective. This payout amount was determined by applying linear interpolation between the target and actual amount of non-GAAP product standard margin achieved. For a reconciliation of GAAP to non-GAAP product standard margin for fiscal 2023 referenced above or elsewhere in this proxy statement, please see Appendix A.
Fiscal 2024 Bonus Plan. In March 2024, the Compensation Committee approved a fiscal 2024 Bonus Plan (the “2024 Corporate Bonus Plan”), which will be payable in cash. Mr. Walden will participate in the 2024 Corporate Bonus Plan as to 50% of his target incentive opportunity and will also participate in a separate incentive compensation program as to 50% of his target value that is tied to achievement of new financial targets for bookings and standard margin, measured on a non-GAAP basis. The Compensation Committee determined to shift a greater percentage of Mr. Walden’s target incentive compensation to be allocated to his participation in the 2024 Corporate Bonus Plan (as compared to the prior fiscal year) to further enhance alignment with the rest of the executive team.
Long-Term Incentive Compensation
Our long-term incentive compensation opportunities are delivered in the form of equity awards. Under the 2016 Plan, the Compensation Committee grants equity awards to eligible employees, including our NEOs. All awards to our NEOs were made pursuant to the 2016 Plan. Annual equity awards for NEOs are generally approved by the Compensation Committee during the first open trading window of each new calendar year. The Compensation Committee actively monitors our annual aggregate equity utilization as measured by our burn rate.
Equity Compensation Design. The Compensation Committee believes that it is in the best interests of the Company and our stockholders to grant a combination of time-based and performance-based equity awards to senior level employees, including our NEOs. It also believes that our performance-based equity awards foster a “pay-for-performance” culture and multi-year vesting schedules create longer-term incentives that maintain alignment of the interests of our NEOs with those of our stockholders. Our NEOs benefit from these equity awards based on our sustained performance over time and the ability of our NEOs to create the results that drive stockholder value.
In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports our compensation strategy as follows:

Type of Award	Description	Why It Is Used
Performance Share Award
•Provides the opportunity to earn shares of Infinera common stock upon the achievement of pre-established performance objectives.
•If the threshold performance level is not achieved, the entire portion of the award tied to such performance objective is forfeited.

•Supports pay-for-performance philosophy.
•Increases alignment with interests of stockholders.
•Supports retention and succession planning.
•Provides a direct incentive for future performance.
•Useful in recruiting new executives.

Restricted Stock Unit Award
•Provides the opportunity to earn a specified number of shares of Infinera common stock subject to the participant’s continued employment for a specified period.
•Typically has a three-year or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

Target Award Size. In determining the size of these annual equity awards, the Compensation Committee considered the factors described above in the sections entitled “Use of Market Data” and “Relevant Qualitative Factors,” with particular attention to market data, internal equity considerations, the potential dilutive impact of the equity awards, and the amount and value of unvested equity awards held by each of our NEOs. For our CEO, the Compensation Committee also considered his tenure and performance in the role in determining the size of his annual equity awards. The Compensation Committee believed a combination of time-based and performance-based equity awards promote close alignment of the interests of our NEOs with those of our stockholders.
For fiscal 2023, the Compensation Committee first determined the target value of long-term incentive compensation for each executive. The number of RSUs and performance shares granted to each executive was then determined based on an assumed stock price of $8.00 per share and assuming a 55% allocation of target value into performance shares for Mr. Heard, our CEO, and a 50% allocation of target value into performance shares for our other NEOs. Due to Mr. Heard’s significant responsibilities in leading the Company and executing on our business strategy, the Compensation Committee believed it appropriate for the mix of Mr. Heard’s equity awards to be more heavily weighted toward performance shares as compared to the other NEOs. The Compensation Committee determined to utilize an $8.00 per share reference price in order to facilitate the equity planning process, which was set after considering recent stock price history and volatility at a price per share that was projected to be higher than the stock price per share at the date of grant. The actual grant date value for these equity awards was below $8.00 per share, and as a result, the target value approved by the Compensation Committee differs from the value of equity reported in the Summary Compensation Table set forth on page 41 below. The following table sets forth the fair market value of each award granted to our NEOs in March 2023 on the basis of the $8.00 per share reference price used by the Compensation Committee and the actual grant date per share value.

	Grant Date	Performance Shares Granted (#)	Value of Performance Shares Based on $8.00 Per Share Reference Price ($)	Grant Date Fair Value of Performance Shares ($)(1)	RSUs Granted (#)	Value of RSUs Based on $8.00 Per Share Reference Price ($)	Grant Date Fair Value of RSUs ($)(1)
David W. Heard	3/13/2023	412,500	3,300,000	2,825,625	337,500	2,700,000	2,311,875
Nancy L. Erba	3/9/2023	117,500	940,000	867,150	117,500	940,000	867,150
David L. Teichmann	3/9/2023	57,500	460,000	424,350	57,500	460,000	424,350
Nicholas R. Walden	3/9/2023	65,000	520,000	479,700	65,000	520,000	479,700
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(1)The fair market value of our common stock (based on the closing sale price) was $7.38 per share for awards granted on March 9, 2023 and $6.85 per share for awards granted on March 13, 2023.
Fiscal 2023 Equity Awards. In March 2023, the Compensation Committee granted annual equity awards for fiscal 2023 in the form of a time-based RSU award and a performance share award to each of our NEOs. The following table sets forth the equity awards granted to our NEOs in March 2023.

Name	Number of Shares Subject to 2023 RSU Awards(1)	Number of Shares Subject to 2023 Performance Share Awards (at Target)
David W. Heard	337,500	412,500
Nancy L. Erba	117,500	117,500
David L. Teichmann	57,500	57,500
Nicholas R. Walden	65,000	65,000
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(1)The RSU awards vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2024, and one-twelfth of the underlying shares vesting quarterly thereafter, in each case subject to the NEO’s continued service to the Company through the applicable vesting date.
Performance Share Awards
Determining the Performance Goal. In determining the performance criteria for the 2023 performance share awards for our NEOs, the Compensation Committee considered the importance of growing our margins. The Compensation Committee also considered that the performance share awards should be designed to work in concert with grants made in previous years that will have overlapping performance cycles with the awards granted in 2023. Fiscal 2021 awards were structured to encourage executives to accelerate our profitable revenue growth combined with non-GAAP Operating Income growth.

Fiscal 2022 awards were structured to encourage executives to focus on profitability, to accelerate the Company’s external pluggables sales and to accelerate cost savings from using the Company’s pluggables in our products.
Performance Criteria. Accordingly, the Compensation Committee decided the fiscal 2023 performance share awards would be subject to a performance goal relating to non-GAAP gross margin (the “2023 PSA”). The performance period of the 2023 PSAs covers the three years of fiscal 2023 through fiscal 2025 (the “2023 PSA Performance Period”) and the 2023 PSA requires achievement of a non-GAAP gross margin goal at a specified level (the “2023 PSA Goal”) during the 2023 PSA Performance Period, as further explained below. We estimate that the achievement of the 2023 PSA performance goals will be challenging but possible based on effective execution of and focus on our long-term business model during the 2023 PSA Performance Period.
In establishing the performance goals for our NEOs under the 2023 PSA, the Compensation Committee reflected that the prior awards included goals targeted at specific financial objectives that ultimately tie to stockholder value, and that the 2023 awards should as well. The Compensation Committee believes the overlapping, multiyear performance period design provides our NEOs with significant incentives to achieve various objectives that are important for our long-term success.
Achievement and Vesting. If the non-GAAP gross margin is certified by the Compensation Committee to be at a certain percentage level for the last year of the 2023 PSA Performance Period, fiscal 2025 (the “Minimum Threshold”), then 50% of the target number of shares will become eligible shares. If the non-GAAP gross margin is certified by the Compensation Committee to be at a higher specified percentage level for fiscal 2025 (the “Target Threshold”), then 100% of the target number of shares will become eligible shares. If the non-GAAP gross margin is certified by the Compensation Committee to be at a higher specified percentage level for fiscal 2025 (the “Maximum Threshold”), then 150% of the target number of shares will become eligible shares. If the Minimum Threshold is not attained, then no shares will become eligible shares. If non-GAAP gross margin for fiscal 2025 is certified by the Compensation Committee to be between the Minimum Threshold and the Target Threshold, then the percentage of shares that become eligible shares will be determined by applying linear interpolation between the Minimum Threshold and the Target Threshold. If non-GAAP gross margin for fiscal 2025 is certified by the Compensation Committee to be between the Target Threshold and the Maximum Threshold, then the percentage of shares that become eligible shares will be determined by applying linear interpolation between the Target Threshold and the Maximum Threshold. The number of shares that become eligible shares may not exceed 150% of the target number of shares. Shares that become eligible for fiscal 2025 performance will vest upon the applicable certification date, subject to the NEO remaining a service provider through the applicable vesting date. If non-GAAP gross margin is certified by the Compensation Committee to be at the Target Threshold level or greater for the second year of the 2023 PSA Performance Period, for fiscal 2024 (“Early Achievement”), then 150% of the target shares will become eligible shares and 2/3 of such eligible shares will vest on such certification date and the remaining 1/3 of eligible shares will vest on the last day of fiscal 2025, subject to the NEO remaining a service provider through the applicable vesting date.
In the event a change in control occurs during the 2023 PSA Performance Period but after fiscal 2024, the Compensation Committee will complete a certification for fiscal 2024 to the extent a certification has not yet been completed, and no later than immediately prior to the change in control. In the event of a change in control that occurs during the 2023 PSA Performance Period and none of the shares have become eligible shares, then 100% of the target shares will have their vesting accelerated as of immediately prior to the change in control, provided that the NEO remains a service provider through the date of the change in control. In the event of a change in control that occurs during the 2023 PSA Performance Period but shares have already become eligible shares pursuant to Early Achievement, then 100% of the shares will become eligible shares and will have their vesting accelerated as of immediately prior to the change in control, provided that the NEO remains a service provider through the date of the change in control.
Outstanding Performance Share Awards Granted in Prior Fiscal Years. The following table provides information regarding outstanding performance share awards granted prior to fiscal 2023 that were eligible to be earned in fiscal 2023 by our NEOs based on the achievement of performance with respect to the objectives underlying such performance share awards.

Name	Fiscal Year of Grant		Total Number of Performance Shares Remaining at Target (#)	Target Number of Shares that Could Vest for Fiscal 2023 Performance Period (#)	Maximum Number of Shares that Could Vest for Fiscal 2023 Performance Period (#)	Actual Number of Shares Vested for Fiscal 2023 Performance Period (#)
David W. Heard	2021	(1)	258,000	258,000	258,000	179,567	(2)
	2022	(3)	346,666	346,666	346,666	0	(4)
Nancy L. Erba	2021	(1)	60,000	60,000	60,000	41,760	(2)
	2022	(3)	92,500	92,500	92,500	0	(4)
David L. Teichmann	2021	(1)	50,000	50,000	50,000	34,800	(2)
	2022	(3)	55,000	55,000	55,000	0	(4)
Nicholas R. Walden	2021	(1)	55,000	55,000	55,000	38,279	(2)
	2022	(3)	64,000	64,000	64,000	0	(4)
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(1)In fiscal 2021, the Compensation Committee granted to the NEOs in the table above a performance share award (the “2021 PSA”) with two sets of performance goals that could be earned during fiscal 2021 through fiscal 2023 (the “2021 PSA Performance Period”), with each set of goals covering one-half of the 2021 PSA (each such half, a tranche). The goals applicable to the first tranche included both an operating income goal, measured on a non-GAAP basis over a full fiscal year during the performance period, and a revenue goal, measured over a full fiscal year during the performance period. If for a fiscal year, the operating income goal for the first tranche was achieved at $50 million or greater and the revenue goal was achieved at $1.66 billion or greater, then 100% of such tranche (half of the 2021 PSA) becomes eligible to vest. Alternatively, if in fiscal 2023, the operating income goal is achieved at $50 million or greater and the revenue goal is achieved at $1.56 billion or greater, then 50% of such tranche will become eligible to vest (and linear interpolation is applied with respect to achievement of revenue between $1.56 and $1.66 billion). The second tranche required an operating income goal, measured on a non-GAAP basis over a full fiscal year during the performance period, to be achieved at $116 million or greater for 100% of such tranche (half of the 2021 PSA) to become eligible to vest. Alternatively, if in fiscal 2023, the operating income goal for the second tranche was achieved at $78 million or greater, then 50% of such tranche will become eligible to vest (and linear interpolation is applied with respect to achievement of operating income between $78 million and $116 million). For purposes of the 2021 PSA, non-GAAP Operating Income was calculated by excluding from the Company’s GAAP operating income the following: acquisition-related deferred revenue adjustment, stock-based compensation expense, amortization of acquired intangible assets, acquisition and integration costs, restructuring and other related costs, inventory related charges, global distribution center transition costs, warehouse fire loss (recovery) and litigation charges.
(2)In May 2024, following approval by the Audit Committee of the Company’s fiscal 2023 non-GAAP Operating Income achieved of $87.2 million, and revenue achieved of $1,614.1 million, the Compensation Committee certified that (i) based on the achievement level of the goals for the first tranche of the 2021 PSA, 77.06% of the shares subject to the 2021 PSA became eligible to vest and 22.94% of the shares subject to the 2021 PSA were forfeited; and (ii) based on the level of achievement of the goal for the second tranche of the 2021 PSA, 62.14% of the shares subject to the 2021 PSA became eligible to vest and 37.86% of the shares subject to the 2021 PSA were forfeited. For a reconciliation of GAAP to non-GAAP Operating Income for fiscal 2023 referenced above or elsewhere in this proxy statement, please see Appendix A.
(3)In fiscal 2022, the Compensation Committee granted to the NEOs in the table above a performance share award (the “2022 PSA”) that would be subject to two performance goals, each covering one-half of the fiscal 2022 PSA (each such half, a tranche). The first tranche was subject to the requirement that a GAAP net income goal be achieved at a specified level for a full fiscal year during a performance period covering fiscal 2023 through fiscal 2024. Upon achievement of the performance during the performance period, 100% of the shares subject to the first tranche will become eligible to vest. If the GAAP net income goal is not achieved at such specified level during the performance period, then none of the shares subject to the first tranche would become eligible to vest. The second tranche of the 2022 PSAs was subject to a requirement to achieve a specified level of gross profit dollars determined in accordance with GAAP generated by revenue from external sales of our pluggables and by cost savings resulting from use of our pluggables in our products during the performance period covering fiscal 2022 through fiscal 2024. If the total amount from these gross profit dollars meets a threshold level during the relevant performance period, then 100% of the shares subject to the second tranche will become eligible to vest. If the gross profit dollars meets a lower specified level or greater during the relevant performance period, then 25% of the shares subject to the second tranche will become eligible to vest. If the gross profit dollar amount does not meet this lower specified level during the relevant performance period, then none of the shares subject to the second tranche would become eligible to vest. We estimate that the achievement of the goals under the 2022 PSAs would be challenging but possible based on effective execution of and focus on our long-term business model during the respective performance periods.
(4)We did not achieve the performance objectives for the 2022 PSA during fiscal 2023. As a result, as of the end of fiscal 2023, the target number of shares subject to the 2022 PSA remain eligible to be earned and vest during the applicable performance periods.
Employee Benefits and Perquisites
Generally, our NEOs are only eligible to receive the same benefits as our U.S. salaried employees. Upon relocation to the UK in 2023, Mr. Walden has received our standard UK benefits package applicable generally to our other full-time employees based in the UK. Infinera and the Compensation Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. For our NEOs based in the U.S., these benefits include medical, dental, vision and disability benefits, a Section 401(k) plan, and other plans and programs, including the 2007 ESPP, made available on a broad basis to other eligible employees. We provide a matching contribution of up to $2,500 under the Section 401(k) plan that is applicable to all eligible participants, including our NEOs other than Mr. Walden following his relocation. Mr. Walden’s benefits in the UK include similar benefits to the other NEOs except for the Section 401(k) plan. Mr. Walden is eligible for a UK Pension plan similar to other UK employees plus other plans and programs, including the 2007 ESPP, made available on a broad basis to other eligible employees based in the UK. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive but are not included in the Compensation Committee’s annual determination of the total compensation for each of our NEOs.
All exempt U.S. employees, at any U.S. work location, participate in our “As Needed” Flexible Time-Off (“FTO”) Program providing flexible time off. Under this program, these employees may schedule FTO as they see fit and as business necessity allows, although they must continue to meet all job expectations and remain responsible for ensuring appropriate coverage for the time they will be out of the office. Under this program, FTO does not accrue for these employees. The FTO Program is not available in the UK, and Mr. Walden receives the standard UK vacation benefits.
From time to time, Infinera may provide other benefits based on the particular circumstances and any business needs (for example, in order to recruit an individual to join the Company or retain key employees).

In 2023, Infinera agreed to pay up to $238,000 in relocation costs for Mr. Walden, SVP, Worldwide Sales, in connection with his move to the UK on the basis of our belief that such relocation would strengthen Infinera’s strategic focus on improving global sales coverage in key markets outside of North America. Please see footnote 5 to the Summary Compensation Table set forth on page 41 below for the lower total amount of relocation costs actually paid by Infinera in 2023.
Overview of Our Executive Compensation Program Philosophy and Process
Compensation Objectives and Philosophy
Our executive compensation program is designed to attract, retain, and reward talented executive officers and to motivate them to pursue our corporate objectives, while fostering the creation of long-term value for our stockholders. To achieve this mission, we take a “pay-for-performance” approach that forms the foundation for the design of our executive compensation program. The Compensation Committee also designs the various components of our executive compensation program to support our company culture and performance (i.e., increasing levels of accountability through the use of “at risk” pay for more senior level employees), current business priorities and strategy and product development cycles, and takes into consideration in its design the current market practices of our peer group. Further, certain elements of our compensation program measure progress on similar metrics in the short and long term and contain rewards for our executives that are earned when certain strategically important financial milestones are met and sustained. We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentive for our employees and executive team to deliver stockholder value.
Advisory Vote on Fiscal 2023 Named Executive Officer Compensation—“Say-on-Pay” Vote
In 2023, stockholders were provided with the opportunity to cast an advisory (non-binding) vote on the compensation of our NEOs (a “say-on-pay” proposal) for fiscal 2022. Our stockholders overwhelmingly approved this say-on-pay proposal, with more than 98% of votes cast voting in favor of our executive compensation program. Noting the results of this vote, the Compensation Committee considered this stockholder approval when making compensation decisions for fiscal 2023 as well as fiscal 2024.
In light of the 2023 say-on-pay vote, the Compensation Committee maintained the consistent general approach to our executive officer compensation program for fiscal 2023. This included a continued emphasis on pay-for-performance through the use of performance shares that reward executive officers only if they deliver value for our stockholders.
The Compensation Committee will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions.
Compensation-Setting Process
Role and Authority of Compensation Committee. The Compensation Committee is responsible for our executive compensation program and all related policies and practices. The Compensation Committee has the responsibility to establish and approve the compensation of each of our executive officers, including our NEOs. In addition, the Compensation Committee reviews and administers our equity and employee benefit plans and programs, which are generally available to our employees, including our NEOs. The Compensation Committee also has the authority to engage its own advisors to assist it in carrying out its responsibilities, and the reasonable compensation for such advisor services is paid by Infinera.
Role of Compensation Consultant. During fiscal 2023, the Compensation Committee engaged the services of Compensia, a national compensation consulting firm, as its independent compensation consultant to provide advice on matters relating to the compensation of our executives and non-employee directors. Compensia attended several of the Compensation Committee’s meetings during fiscal 2023 and provided the Compensation Committee with an analysis of industry-sector competitive market data regarding NEO compensation, information on compensation trends, peer group and general market data, as well as assistance with the parameters used to determine the peer group, base salary, incentive plan design, equity compensation and the structure of our executive compensation program. During fiscal 2023, Compensia also provided general observations about our compensation programs and reviewed and provided input on this Compensation Discussion and Analysis section.
Compensia reports directly to the Compensation Committee. During fiscal 2023, Compensia interacted with management at the direction of the Compensation Committee but did not provide any other services for Infinera or its management team. Compensia’s fees in fiscal year 2023 were paid by Infinera. The Compensation Committee annually reviews the independence of its compensation consultant and during fiscal 2023 determined that there were no conflicts of interest in connection with Compensia’s work.
Determination of CEO Compensation. Compensia provides market data and considerations for the Compensation Committee regarding the amount and form of our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the Chair of the Board, in particular with respect to the performance of our CEO. After considering the feedback and recommendations received, all decisions regarding our CEO’s compensation are made by the Compensation Committee, based on its own judgment and after considering the interests of our stockholders, in executive sessions excluding our CEO.
Determination of Non-CEO NEO Compensation. As a result of his close working relationship with each of the other NEOs, our CEO is asked to provide his assessment of their performance to the Compensation Committee, including considerations regarding retention and importance of their contributions to Infinera. Our CEO is assisted by our Chief Human Resources Officer in making these assessments. Our CEO then presents his performance assessment of the other NEOs and makes formal recommendations to the Compensation Committee regarding adjustments to base salary, annual cash incentive award opportunities, and equity awards for our NEOs (other than himself). While the Compensation Committee considers the recommendations of our CEO in determining compensation for our other NEOs, ultimately its decisions are based on its own judgment and the interests of our stockholders. None of our NEOs makes any recommendations regarding his or her own compensation and none of our NEOs are present at meetings at the time their compensation is determined.
Executive Compensation Elements
We consider the following to constitute the key elements of our executive compensation programs. We believe each is necessary to attract, retain and motivate our executive officers, on whom our success largely depends.

Pay Element	Type	Form/Purpose

Base Salary	Fixed	We pay base salaries to attract, retain and motivate our executive officers for their day-to-day contributions.

Annual Incentive Compensation	Variable	We provide annual incentive cash compensation to link payments to the achievement of our annual financial and/or operational objectives.(1)

Long-Term Incentive Compensation	Variable
We provide long-term incentive compensation delivered in the form of time-based and performance-based equity awards to more closely align the interests of our executive officers with those of our stockholders and provide significant motivational and retention value to our executive officers.

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(1)In response to impacts from the COVID-19 pandemic, we cancelled this program for the second half of fiscal 2020 and all of fiscal 2021. In fiscal 2022, we fully reinstated an annual incentive cash compensation program for our CEO and CFO, and for our other NEOs, we treated fiscal 2022 as a transition year with 50% of the target value of their annual incentive compensation program issued in retention RSUs and 50% of the target value in cash. In 2023, the annual incentive cash compensation program was fully reinstated for all of our NEOs, with our SVP, Worldwide Sales participating as to 25% of his cash target value and also participating in a separate incentive compensation program as to 75% of his target value that was tied to achievement of new financial targets for bookings and non-GAAP product standard margin.
In addition, we also provide employee benefits that are generally available to all our employees including our NEOs, and certain severance and “double-trigger” change of control payments and benefits pursuant to change of control severance agreements entered into with our NEOs or our Executive Severance Policy in which NEOs participate, as described further below.
Allocation of Compensation Across Pay Elements
In determining how to allocate an NEO’s target total direct compensation opportunity among these various elements, the Compensation Committee considers market-competitive practices for companies of a similar size and with a comparable business focus. Individual retention considerations are also factored in the Compensation Committee’s final determination of target total direct compensation. Equity awards, which for fiscal 2023 consisted of awards of time-based RSUs and performance shares, represented the largest component of our NEOs’ target total direct compensation opportunity. This approach was designed to encourage sustained, long-term performance and to ensure closer alignment of the interests of our NEOs with those of our stockholders. Consistent with our “pay-for-performance” philosophy, a significant portion of our NEOs’ fiscal 2023 target total direct compensation opportunity was completely “at risk,” including 55% of Mr. Heard’s target total direct compensation opportunity. We define “at risk” compensation as opportunities for which vesting eligibility or payout is contingent upon achievement of specified performance conditions. In fiscal 2023, this included annual target incentive compensation under the 2023 Corporate Bonus Plan and performance share awards, where the value of performance shares is included in the charts below based on the grant date target value of shares awarded.
The following charts show the target total direct compensation mix for fiscal 2023 for Mr. Heard and our other NEOs, with the value of equity awards determined using grant date fair value.

FY23 Pay Mix: CEO
Base Salary
11%
Target
Incentive
14%
Time-Based
RSUs
34%
Performance
Shares
41%

FY23 Pay Mix: Other NEO Average
Base Salary
23%
Target
Incentive
20%
Time-Based
RSUs
28%
Performance
Shares
28%

Role of the Compensation Peer Group and Market Data
In making compensation decisions for our executive officers, the Compensation Committee reviews and analyzes competitive market practices using data prepared by Compensia that is drawn from a group of peer companies, as supplemented by data from the Radford Global Technology survey as not all peer companies provide publicly available data for each role.
In September 2022, the Compensation Committee reviewed the peer group used for executive compensation decision-making for purposes of fiscal 2023 compensation planning. The target selection criteria for the peer group identified in September 2022 and used for fiscal 2023 compensation planning were:
•Industry: companies in the communications equipment sector and Infinera’s direct competitors, as well as other companies in broader technology sectors, with a focus on companies that overlap with key elements of Infinera’s business;
•Annual Revenue: $726 million to $2.9 billion;
•Market Capitalization: $312 million to $5 billion; and
•Headquarters and Location: Companies that have headquarters in the U.S., with a preference for Bay Area-headquartered companies.

Our peer group for fiscal 2023 compensation planning consisted of the following companies:

ADTRAN Holdings, Inc. [ADTN]	MaxLinear, Inc. [MXL]
Advanced Energy Industries, Inc. [AEIS]	NETGEAR, Inc. [NTGR]
Calix, Inc. [CALX]	NetScout Systems, Inc. [NTCT]
Ciena Corporation [CIEN]	OSI Systems, Inc. [OSIS]
Cirrus Logic, Inc. [CRUS]	Ribbon Communications Inc. [RBBN]
Diodes Incorporated [DIOD]	Synaptics Incorporated [SYNA]
Extreme Networks, Inc. [EXTR]	ViaSat, Inc. [VSAT]
Lumentum Holdings Inc. [LITE]	Viavi Solutions Inc. [VIAV]
Due to the limited data available from the peer group with respect to the roles of certain of our NEOs, the Compensation Committee also reviewed market data prepared by Compensia that was derived from the Radford Global Technology survey to supplement the available peer group data in determining the compensation of Mr. Teichmann, our Chief Legal Officer and Mr. Walden, our Senior Vice President, Worldwide Sales. The Compensation Committee reviewed data from the Radford Global Technology survey in the aggregate and did not review data of any specific companies comprising such survey. In this discussion, where we refer to “market” levels of pay and the “market data,” we are referring to the combined compensation peer group and survey data described above that were then in effect and applicable to our NEOs.
Use of Market Data
For its fiscal 2023 compensation decisions, the Compensation Committee continued to maintain a holistic and flexible approach in its use of market data. The Compensation Committee’s goal is generally to set all elements of compensation to be competitive, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the Compensation Committee continues to review and reference market data, the data generally is used to inform the Compensation Committee of market practices to ensure that our executive compensation program remains generally competitive with our peers. In addition to the market data, several other factors are taken into account in setting the amount of each NEO’s target total direct compensation opportunity. These factors include:

The Compensation Committee reviews existing NEO compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

Recruitment, retention and historical factors

Compensation data for some of our key positions are often not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

Lack of directly comparable data for some of our key roles

Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Infinera.

Market positioning may be distorted by the source of the data

As discussed below, the Compensation Committee also considers several qualitative factors.
Desire to account for other factors not captured in the market data

Relevant Qualitative Factors
In addition to our uses of competitive market data as described above, the Compensation Committee considers a range of subjective and qualitative factors when making compensation decisions for our NEOs, including:
•The role the executive officer plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;
•Each executive officer’s tenure, skills and experience;
•The responsibilities and particular nature of the functions performed or managed by the executive officer;
•Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment and input by the Board including feedback from the Chair of the Board;
•The value of unvested equity awards held by each executive officer and in comparison to other members of our executive management team and senior employees;
•Internal pay equity across the executive management team;
•The impact of our compensation decisions on key financial and other measures such as our equity award “burn rate”;
•Our overall performance as compared to internal plans and external benchmarks;
•The potential impact on stockholder dilution of our compensation decisions relative to peers and historical practices; and
•Competitive labor market pressures and the likely cost, difficulty and impact on our business and strategic objectives that would be encountered in recruiting a replacement for the role filled by each of our NEOs.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Additional Information Regarding Our Compensation Practices
The estimated payments and benefits that would be received by each NEO in connection with a qualifying termination of employment, as described immediately below, are presented in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below.
Change of Control Payments and Benefits
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Infinera and its stockholders. Accordingly, Infinera has entered into Change of Control Agreements (the “COC Agreements”) with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera. The current terms of these COC Agreements are included below.
An NEO will receive payments and benefits under the COC Agreement only if his or her employment is terminated without “cause,” or by him or her as a result of a “constructive termination” (as more fully described in the section entitled “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” below), beginning on the date three months prior to the first change of control to occur following the effective date of the COC Agreement and ending on the date 18 months following a change of control of Infinera. The Compensation Committee believes that this “double-trigger” structure provides an appropriate balance between the corporate objectives described above and the potential compensation payable to each NEO upon a change of control. The Compensation Committee also believes that should Infinera engage in any discussions or negotiations relating to a change of control that the Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our NEOs remain focused on the consummation of such potential transaction, without significant distraction or concern regarding their personal circumstances, such as continued employment.
The following terms apply with respect to each of the NEOs if Infinera undergoes a change of control and the NEO’s employment is terminated without cause or as a result of a constructive termination during the Change of Control Period

(that is, the period beginning three months prior to, and ending eighteen months after, a change of control), subject to such individual entering into and not revoking a release of claims in our favor within 60 days of the termination date:
•100% of all outstanding equity awards will vest (awards based on the achievement of performance criteria will vest as to 100% of the amount of the award assuming the performance criteria have been achieved at target levels, unless otherwise provided in the agreement relating to such performance-based award);
•Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual base salary and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual base salary;
•Our CEO will be paid a lump sum severance payment (less applicable tax withholdings) equal to two times his annual target incentive bonus amount and our other NEOs will be paid a lump sum severance payment (less applicable tax withholdings) equal to one and one-half times their annual target incentive bonus amount; and
•Our CEO will be reimbursed for premiums under COBRA for a period of up to 24 months and our other NEOs will be reimbursed for premiums under COBRA for a period of up to 18 months.
Each COC Agreement will have an initial term of three years commencing on the effective date of such COC Agreement. On the third anniversary of the effective date, such COC Agreement will renew automatically for an additional, one-year term unless either party provides the other party with written notice of non-renewal at least one year prior to the date of automatic renewal.
In addition, the award agreements of certain performance share awards granted to our NEOs specify additional terms that apply to such awards in the event of our change in control. These additional terms are described below on page 50 in the section titled “Estimated Payments and Benefits Upon Termination, Change Of Control Or Death/Disability.”
Executive Severance Policy
In addition to the change of control-related payments and benefits discussed above, the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Accordingly, the Compensation Committee has adopted an executive severance policy, under which the following severance payments and benefits will become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the policy) subject to such individual entering into and not revoking a release of claims in our favor:
•Our CEO will be paid a lump sum severance payment equal to one and one-half times his annual base salary, and our other NEOs will be paid a lump sum severance payment equal to their annual base salary; and
•Our CEO will be reimbursed for premiums under COBRA for a period of 18 months, and our other NEOs will be reimbursed for premiums under COBRA for a period of 12 months.
If an NEO’s employment with Infinera is less than one year, the amount of severance payable to such individual will be equal to the lesser of (x) the base salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.
Acceleration of Equity Awards upon Death or Disability
In addition, all awards granted under our equity incentive plans permit accelerated vesting in the event of termination of service due to an employee’s death or terminal illness (with exceptions in certain circumstances). Because we do not have any policy with respect to severance payments or benefits in the event of an employee’s death or disability other than certain disability and life insurance benefits generally available to our employees, the Compensation Committee believes that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSU awards and performance share awards at target.
Equity Award Subcommittee
The Compensation Committee has delegated to a subcommittee (the “Subcommittee”) the authority to grant new hire, retention, promotion and consultant equity awards to non-executive employees pursuant to certain pre-approved guidelines. At this time, the sole member of the Subcommittee is our CEO.
The Subcommittee generally approves the award by written consent on the second Monday of each month to approve new hire, retention, promotion and consultant equity awards. Annual focal equity awards are approved by the Compensation Committee. The delegation to the Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers.

Compensation Recovery Policy
We maintain a compensation recovery policy that applies to our Section 16 Officers (which includes each of our NEOs) and which complies with applicable Nasdaq listing rules and SEC regulations. Under the policy, if we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Compensation Committee must determine the Excess Compensation, if any, that must be recovered.
This policy applies to certain types of incentive-based compensation received on or after October 2, 2023 during the covered period that have been received by a person after such person became an Executive Officer and the person served as an Executive Officer at any time during the performance period to which the incentive-based compensation applies. The “Excess Compensation” that is subject to recovery under the policy is the amount of eligible incentive-based compensation that exceeds the amount of such incentive-based compensation that otherwise would have been received had such incentive-based compensation been determined based on the restated amounts. For the purposes of this policy, “incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For the purposes of the policy, “financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, as well as stock price and total shareholder return. Incentive-based compensation is “received” under the policy in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment, vesting, settlement or grant of such compensation occurs after the end of that period. Under the policy, the applicable “covered period” means the three completed fiscal years immediately preceding the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
Stock Ownership Policy
The Board believes that it is important to link the interests of our NEOs to those of our stockholders. Our Stock Ownership Policy requires our Section 16 Officers (which includes each of our NEOs) and directors to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of (i) the effective date of the policy or (ii) the date of appointment of the director or appointment/promotion of the Section 16 Officer. As of April 30, 2024, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so. Our stock ownership requirements for our Section 16 Officers and directors are as follows:

Position	Ownership Requirement
CEO	4x annual base salary
CFO	2x annual base salary
Other Section 16 Officers and employee directors	1x annual base salary
Non-employee directors	4x annual cash retainer for annual Board service
Shares of Infinera common stock that count towards satisfaction of this policy include: (i) shares owned outright by the Section 16 Officer or director or his or her immediate family members residing in the same household and (ii) shares held in trust for the benefit of the Section 16 Officer or director or his or her family. The value of a share of Infinera common stock is measured on the last trading day of the most recently completed fiscal quarter as the greater of (i) the closing price on the date of calculation or (ii) the purchase price actually paid by the person for such share of Infinera common stock. For the avoidance of doubt, the purchase price for shares of Infinera common stock subject to RSU awards, performance share awards and other similar full value awards is zero.
Anti-Hedging Policy
Under our Insider Trading Policy, we prohibit our employees, including our NEOs, and Board members from hedging the risk associated with ownership of shares of Infinera common stock and other securities.
Anti-Pledging Policy
Under our Insider Trading Policy, we prohibit our NEOs and directors from pledging any Infinera securities as collateral for a loan.

Tax and Accounting Treatment of Compensation
Prior to 2018, Section 162(m) of the Code generally limited the tax deductibility of compensation paid to the CEO and each of the next three most highly compensated executive officers (excluding the CFO) that exceeded $1 million in any taxable year unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m).
The ability to rely on the “performance-based” compensation exception under Section 162(m) was eliminated in 2017 and the $1 million limitation on deductibility generally was expanded to include any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year beginning after 2016. Thus, we generally will not be able to take a deduction for any compensation paid to our NEOs in excess of $1 million unless the compensation qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. We cannot guarantee that any compensation payable to our NEOs will qualify for the transition relief or that the compensation will ultimately be deductible. Although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and other senior executive officers, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

Compensation Committee

Sharon E. Holt (Chair)
Gregory P. Dougherty
Paul J. Milbury
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Infinera specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

EXECUTIVE COMPENSATION TABLES
The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer, principal financial officer and our two other executive officers during fiscal 2023. As previously noted, we refer to these executive officers as our NEOs.
Fiscal 2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
David W. Heard	2023	729,000		—	5,137,500	791,163		5,985	6,663,648
Chief Executive Officer	2022	700,000		—	4,855,638	700,000		5,062	6,260,700
	2021	700,000		200,000	3,702,300	—		4,665	4,606,965
Nancy L. Erba	2023	487,500		—	1,734,300	309,994		5,985	2,537,779
Chief Financial Officer	2022	463,461		—	1,604,875	342,000		5,985	2,416,322
	2021	439,615		—	1,273,419	—		5,986	1,719,020
David L. Teichmann	2023	430,000		—	848,700	278,681		10,350	1,567,731
Chief Legal Officer and Corporate Secretary	2022	409,231		—	1,099,244	124,500		10,350	1,643,325
	2021	395,962		—	1,062,474	—		11,530	1,469,965
Nicholas R. Walden	2023	426,103	(6)	—	959,400	156,326	(7)	183,217	1,725,045
Senior Vice President, Worldwide Sales	2022	416,154		—	1,154,395	250,425		4,665	1,825,639
	2021	400,577		—	1,009,953	412,082		34,665	1,857,277
_________________
(1)Salary data is provided from payroll records based on the fiscal year.
(2)The amounts reported in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(3)For grants made in 2023, the stock awards reported in this column were in the amounts set forth in the “Fiscal 2023 Grants of Plan- Based Awards” table below. The fair market value of our common stock (based on the closing sale price) was $7.38 per share for awards granted on March 9, 2023 and $6.85 per share for awards granted on March 13, 2023. The grant date fair value of PSAs included in this column assumes a payout at the target performance level. For additional information, including PSA awards at target and maximum performance on a per executive basis, refer to the “Fiscal 2023 Grants of Plan-Based Awards Table,” below.
(4)Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but will be paid during the second fiscal quarter of the following year. For additional information regarding the bonuses paid to our NEOs, refer to “Fiscal 2023 Compensation—Annual Incentive Compensation” in the Compensation Discussion and Analysis above.
(5)The amounts in this column represent the payment of life insurance premiums and 401(k) match for each NEO, and for Mr. Walden, the reimbursement of taxable relocation expenses in the amount of $178,999.
(6)In August 2023, Mr. Walden relocated from the United States to the UK. Following such relocation, Mr. Walden received his salary in GBP. The salary amount paid to Mr. Walden in GBP was determined by converting into GBP his annual salary amount determined in USD using the exchange rate of 1.286 USD to 1 GBP. For purposes of calculating the total salary paid to Mr. Walden in 2023, the portion of his 2023 salary paid in GBP was converted to USD using the same exchange rate applied upon his relocation.
(7)Represents (i) cash bonus in the amount of $66,564 as a result of Compensation Committee discretion applied under the 2023 Walden Variable Plan to recognize Company performance notwithstanding that the minimum threshold for a bonus payout under the 2023 Walden Variable Plan was not achieved, plus (ii) the payout of $89,762 being the cash bonus portion of Mr. Walden’s 2023 annual incentive bonus pursuant to the terms of our 2023 Corporate Bonus Plan. For additional information on Mr. Walden’s fiscal 2023 bonus payout, please see the section entitled “Annual Incentive Compensation–2023 Bonus Plan Results” in the Compensation Discussion and Analysis section above.

Fiscal 2023 Grants of Plan-Based Awards Table
The following table sets forth information regarding fiscal 2023 annual cash incentive compensation and equity awards granted to our NEOs during fiscal 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
David W. Heard	3/13/2023	758,000		947,500	(4)	—	(5)	206,250	412,500	618,750	337,500	(6)	5,137,500
Nancy L. Erba	3/9/2023	360,000		450,000	(4)	—	(5)	58,750	117,500	176,250	117,500	(6)	1,734,300
David L. Teichmann	3/9/2023	267,000		333,750	(4)	—	(5)	28,750	57,500	86,250	57,500	(6)	848,700
Nicholas R. Walden	3/9/2023	86,000	(7)	107,500	(4)		(5)	32,500	65,000	97,500	65,000	(6)	959,400
	3/9/2023	56,438	(7)	322,500	(4)	645,000
_________________
(1)Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target award opportunities that were established under the Company’s annual incentive compensation plan for 2023 as discussed in the section entitled “Fiscal 2023 Compensation—Annual Incentive Compensation” in the Compensation Discussion and Analysis section above. Any payments that will be made to the NEOs with respect to these award opportunities during the second fiscal quarter of 2024 for 2023 performance are listed in the “2023 Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column for 2023.
(2)Each performance share award was granted under the 2016 Plan. The performance shares vest based on the Company’s achievement of a non-GAAP gross margin goal which can be earned during fiscal 2023 through fiscal 2025. For additional information regarding these performance share awards granted to our NEOs in fiscal 2023, please see the section entitled “Fiscal 2023 Compensation—Performance Share Awards” in the Compensation Discussion and Analysis above.
(3)Each RSU award was granted under the 2016 Plan. For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards. The fair market value of our common stock (based on the closing sale price) was $7.38 per share for awards granted on March 9, 2023 and $6.85 per share for awards granted on March 13, 2023.
(4)Assuming target performance is achieved, our 2023 Corporate Bonus Plan is designed to pay cash bonuses at target.
(5)There is no maximum under our 2023 Corporate Bonus Plan, provided that the Compensation Committee retains authority to increase, reduce or eliminate any bonus award under such plan.
(6)This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2024, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to each NEO’s continued service to Infinera through each applicable vesting date.
(7)Mr. Walden participated in our 2023 Corporate Bonus Plan with respect to 25% of his total target bonus and in the 2023 Walden Variable Plan with respect to 75% of his total target bonus. For additional information on Mr. Walden’s fiscal 2023 variable compensation program, please see the section entitled “Fiscal 2023 Compensation – Walden 2023 Variable Compensation Program” in the Compensation Discussion and Analysis section above.

Fiscal 2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding outstanding RSU awards and performance share awards held by each of our NEOs as of December 30, 2023. The vesting conditions for each award are set forth in the footnotes below the table.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David W. Heard	3/9/2021	28,667	(2)	136,168	258,000	(3)	1,225,500
	3/5/2022	96,296	(4)	457,406	—		—
	3/21/2022	—		—	346,666	(5)	1,646,664
	3/13/2023	337,500	(6)	1,603,125	412,500	(7)	1,959,375
Nancy L. Erba	3/9/2021	10,000	(2)	47,500	60,000	(3)	285,000
	3/1/2022	38,542	(4)	183,075	—		—
	3/21/2022	—		—	92,500	(5)	439,375
	3/9/2023	117,500	(6)	558,125	117,500	(7)	558,125
David L. Teichmann	3/9/2021	8,334	(2)	39,587	50,000	(3)	237,500
	3/1/2022	22,917	(4)	108,856	—		—
	3/21/2022	—		—	55,000	(5)	261,250
	3/9/2023	57,500	(6)	273,125	57,500	(7)	273,125
Nicholas R. Walden	3/9/2021	9,167	(2)	43,543	55,000	(3)	261,250
	3/1/2022	26,667	(4)	126,668	—		—
	3/21/2022	—		—	64,000	(5)	304,000
	3/9/2023	65,000	(6)	308,750	65,000	(7)	308,750
_________________
(1)The market value of unvested and unearned stock awards is based on an assumed price of $4.75 per share, which was the Nasdaq closing price per share of our common stock on December 29, 2023 (the last trading day of our 2023 fiscal year end).
(2)This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2022, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to the NEO’s continued service to Infinera through each applicable vesting date.
(3)This performance share award can be earned during fiscal 2021 through fiscal 2023. The first half of the performance shares (each half, a "tranche”) vests based on the Company’s achievement of both an operating income goal, measured on a non-GAAP basis over a full fiscal year, and a revenue goal, measured on a GAAP basis over a full fiscal year. The second tranche of the award vests based on the Company’s achievement of an operating income goal, measured on a non-GAAP basis over a full fiscal year. For additional information regarding these performance share awards granted to our NEOs in fiscal 2021, please see the section entitled “Fiscal 2023 Compensation—Performance Share Awards” in the Compensation Discussion and Analysis above. With respect to achievement of the goals applicable to the first tranche of the awards, the Compensation Committee certified on May 12, 2024, that 77.06% of the applicable shares vested on such date. With respect to achievement of the goal applicable to the second tranche of the awards, the Compensation Committee certified on May 12, 2024, that 62.14% of the applicable shares vested on such date. The shares that did not vest were forfeited as of such certification date.
(4)This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on March 5, 2023, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to the NEO’s continued service to Infinera through each applicable vesting date.
(5)One-half of the performance shares vest on the Company’s achievement of a GAAP net income goal which can be earned during fiscal 2023 through fiscal 2024. The other half of the performance shares vest on the Company achieving a target related to gross profit dollars determined in accordance with GAAP generated by revenue from external sales of our pluggables and by cost savings resulting from use of our pluggables in our products which can be earned during fiscal 2022 through fiscal 2024. For additional information regarding these performance share awards granted to our NEOs in fiscal 2023, please see the section entitled “Fiscal 2023 Compensation—Performance Share Awards” in the Compensation Discussion and Analysis above. No performance shares subject to this award vested with respect to the Company’s performance in fiscal 2023.
(6)This RSU award is scheduled to vest over a three-year period, with one-third of the underlying shares vesting on April 5, 2024, and one-twelfth of the underlying shares vesting quarterly thereafter, subject to the NEO’s continued service to Infinera through the applicable vesting date.

(7)This performance share award can be earned during fiscal 2023 through fiscal 2025. The performance shares vest on the Company’s achievement of a gross margin goal, measured on a non-GAAP basis over a full fiscal year. For additional information regarding these performance share awards granted to our NEOs in fiscal 2023, please see the section entitled “Fiscal 2023 Compensation—Performance Share Awards” in the Compensation Discussion and Analysis above. No performance shares subject to this award vested with respect to the Company’s performance in fiscal 2023.
Fiscal 2023 Stock Vested Table
The following table sets forth the number of shares acquired and the value realized upon the vesting of RSU awards and performance share awards during fiscal 2023 by each of our NEOs.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David W. Heard	285,898	1,654,003
Nancy L. Erba	228,017	1,160,177
David L. Teichmann	132,608	872,043
Nicholas R. Walden	66,667	402,485
_________________
(1)The value realized on the vesting date is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the NEO.

2023 CEO PAY RATIO
We are providing the following information regarding the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO (in each case, the annual total compensation was calculated in accordance with SEC rules applicable to the Summary Compensation Table above). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2023:
•Our median employee’s annual total compensation (not including our CEO) was $134,941.
•Our CEO’s annual total compensation, as reported on page 41 in the Summary Compensation Table, was $6,663,648.
•Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 49 to 1.
Pay Ratio Methodology. The SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.
For fiscal 2023, we calculated the pay ratio using the same median employee that we used to calculate the pay ratio in fiscal 2022, as there has been no significant change in our employee population or compensation arrangements during the fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure. In fiscal 2022, we selected December 1, 2022, as the date on which to determine our median employee, which is a date within the last three months of our 2022 fiscal year. As of that date, we had 3,264 employees, with 1,250 employees based in the United States and 2,014 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company's total number of employees. We applied this de minimis exemption when identifying the median employee by excluding 23 countries: 13 employees in Taiwan, 12 employees in Netherlands, 12 employees in France, 11 employees in Japan, 10 employees in United Arab Emirates, 10 employees in Spain, 9 employees in Kazakhstan, 8 employees in Saudi Arabia, 8 employees in Colombia, 7 employees in Thailand, 7 employees in Poland, 6 employees in Indonesia, 6 employees in Vietnam, 6 employee in Republic of Korea, 5 employees in Ireland, 5 employees in Egypt, 4 employees in Hungary, 4 employees in Belgium, 3 employees in Denmark, 2 employees in Greece, 2 employees in Serbia, 1 employee in Norway and 1 employee in Israel.
After taking into account the de minimis exemption, 1,250 employees based in the United States and 1,862 employees located outside of the United States were considered for identifying the median employee.
For purposes of identifying the median employee from our employee population base, we considered total cash compensation (base salary, including overtime, annual bonus and the sum of other bonuses, which included retention bonuses), as compiled from our payroll records. We selected total cash compensation as this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended December 31, 2022, and annualized for employees (other than any temporary or seasonal employees) who were employed on December 1, 2022, but did not work for us for all of 2022. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 1, 2022.
The CEO pay ratio reported above is a reasonable estimate, calculated in a manner consistent with SEC rules, based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates, and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different workforce structure from ours, might not be comparable to our CEO pay ratio.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, refer to “Our Pay–Compensation Discussion and Analysis,” above. Fair value amounts below are computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
Pay Versus Performance Table

Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)(in thousands)	Non-GAAP Operating Income ($)(in thousands)
			Summary Compensation Table Total for Second PEO ($)	Compensation Actually Paid for Second PEO ($)(2)			Total Stockholder Return (TSR) ($)(3)	Peer Group TSR ($)(4)
2023	6,663,648	2,991,185	—	—	1,943,518	968,440	61	91	(25,213)	87,225
2022	6,260,700	1,963,303	—	—	1,961,762	227,172	87	82	(76,043)	68,988
2021	4,606,965	3,073,908	—	—	1,682,087	1,044,985	123	112	(170,778)	29,586
2020	4,139,627	7,316,489	3,787,396	8,713,585	927,392	1,801,224	141	110	(206,723)	(6,274)
_________________
(1)The Principal Executive Officer (“PEO”) and Other NEOs for each applicable year are:
•2023 - PEO: Mr. Heard. Other NEOs: Ms. Erba, and Messrs. Teichmann and Walden.
•2022 - PEO: Mr. Heard. Other NEOs: Ms. Erba, and Messrs. Teichmann and Walden.
•2021 - PEO: Mr. Heard. Other NEOs: Ms. Erba, and Messrs. Teichmann and Walden.
•2020 - PEOs: Mr. Heard and Tom Fallon. Mr. Fallon transitioned from his position of Chief Executive Officer to Advisor as of November 23, 2020. Mr. Heard is referred to as the first PEO and Mr. Fallon is referred to as the second PEO in the table above. Other NEOs: Ms. Erba, and Messrs. Teichmann and Walden, and Robert Jandro. Mr. Jandro resigned from his position of SVP, Worldwide Sales as of January 3, 2020.
(2)     SEC rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay Versus Performance” table above. The following table details the applicable adjustments that were made to determine “compensation actually paid.”

	FY2023		FY2022		FY2021		FY2020
	PEO ($)	Average Other NEO ($)	PEO ($)	Average Other NEO ($)	PEO ($)	Average Other NEO ($)	PEO ($)	Second PEO ($)	Average Other NEO ($)
Summary Compensation Table - Total Compensation	6,663,648	1,943,518	6,260,700	1,961,762	4,606,965	1,682,087	4,139,627	3,787,396	927,392
(Deduct) Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	5,137,500	1,180,800	(4,855,638)	(1,286,171)	(3,702,300)	(1,115,282)	(3,532,500)	(3,239,500)	(596,452)
(Increase) Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	3,562,500	760,000	3,894,217	1,001,002	4,106,500	1,237,043	5,485,000	6,033,500	1,059,154
(Increase/Deduct) Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(1,824,514)	(405,864)	(2,423,828)	(1,058,559)	(1,614,753)	(713,504)	1,520,786	2,439,280	680,099
(Increase) Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—	—	—	—	—	—	—
(Increase/Deduct) Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	(272,949)	(148,414)	(912,149)	(390,862)	(322,504)	(45,359)	(296,424)	(307,091)	(136,708)
(Deduct) Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—	—	—	—	(132,260)
Compensation Actually Paid	2,991,185	968,440	1,963,303	227,172	3,073,908	1,044,985	7,316,489	8,713,585	1,801,224
(3)    Represents the Company’s common stock cumulative TSR on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2019 through the end of each applicable fiscal year in the table, assuming reinvestment of any dividends.
(4)    Represents the cumulative TSR of the Nasdaq Telecommunications Index, the Company’s peer group for this Pay Versus Performance disclosure, on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2019 through the end of each applicable fiscal year in the table. This is the same peer group the Company uses for its disclosure under Item 201(e) of Regulation S-K.
List of Most Important Performance Measures
The four performance measures listed below represent an unranked list of the most important performance measures for fiscal 2023 the Company used to align compensation to the Company’s financial performance. While these performance measures are the most important measures in fiscal 2023 the Company used to align compensation and the Company’s financial performance, additional financial and other measures were also used to align pay and performance, as further described in the section “Our Pay–Compensation Discussion and Analysis.”
The most important performance measures are:

Key Performance Measures
Non-GAAP Operating Income	Non-GAAP Gross Margin
Revenue	Bookings

Pay Versus Performance Relationship Disclosure
The chart below provides a comparison between the compensation actually paid to each of our first and second PEO (Messrs. Heard and Fallon, respectively) and our average compensation actually paid to our other NEOs against the Company TSR and the peer group TSR, which was the Nasdaq Telecommunications Index. As demonstrated below, the trend in NEO compensation has largely been aligned to the trend in TSR.

The chart below illustrates the correlation between compensation actually paid to each of our first and second PEO and average compensation actually paid to our other NEOs against the Company’s GAAP net income for fiscal years 2020, 2021, 2022 and 2023. Although GAAP net income has increased from fiscal 2020 to fiscal 2023, compensation actually paid to our NEOs has decreased in large part because of the significant emphasis the Company places on equity incentives, which are sensitive to stock price fluctuations.
The chart below illustrates the correlation between compensation actually paid to each of first and second PEOs and average compensation actually paid to our other NEOs against the Company’s non-GAAP Operating Income for fiscal years 2020, 2021, 2022 and 2023. Although non-GAAP Operating Income has increased from fiscal 2020 to fiscal 2023, compensation actually paid to our NEOs has decreased in large part because of the significant emphasis the Company places on equity incentives, which are sensitive to stock price fluctuations.

ESTIMATED PAYMENTS AND BENEFITS UPON TERMINATION, CHANGE OF CONTROL OR DEATH/DISABILITY

Executive Severance Policy
As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Executive Severance Policy,” the Compensation Committee has taken appropriate steps to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. Infinera shall not pay severance pursuant to this policy to the individuals subject to this policy in the event of (i) a change of control of Infinera (as defined below), or (ii) if such individual is terminated for Cause (as defined below).
Death and Disability Benefits
Pursuant to the 2016 Plan, accelerated vesting of RSU awards and performance share awards is provided in the event of the termination of service due to death (with exceptions in certain circumstances) or permanent disability of an employee, including our NEOs, as discussed above in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Acceleration of Equity Awards upon Death or Disability.”
Change of Control Payments and Benefits
As discussed above in more detail in the section entitled “Compensation Discussion and Analysis – Additional Information Regarding Our Compensation Practices—Change of Control Payments and Benefits,” we entered into COC Agreements with each of our NEOs to encourage their continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Infinera.
For purposes of these benefits, the terms below generally have the following meanings:

Change of Control	(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination	The executive officer’s resignation as a result of, and within three (3) months following the expiration of any company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction; (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control); or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Additionally, we granted performance share awards in 2023 to our NEOs, as described further above in the section titled “Performance Share Awards” (referred to as the “2023 PSAs”), as well as performance share awards in 2022 (referred to as the “2022 PSAs”) and 2021 (referred to as the “2021 PSAs”) to each of our NEOs. The performance period for the 2023 PSAs continues through the end of fiscal 2025. The performance period for the 2022 PSAs continues through the end of fiscal 2024. The performance period for the 2021 PSAs continued through the end of fiscal 2023.

The 2023 PSAs, 2022 PSAs and 2021 PSAs provide that, in the event of our change in control (as defined in the 2016 Plan, pursuant to which each of such awards were granted) that occurs during the performance period applicable to the performance share award, such award will vest at the target level. Under our 2016 Plan, change in control generally means (i) a person (or more than one person acting as a group) acquires ownership of our shares resulting in their holding more than 50% of the total voting power of our shares (with certain exceptions where a person or group of persons that already holds more than 50% of the total voting power of our shares acquires additional shares, or where our stockholders after such transaction retain beneficial ownership of 50% or more of the voting power of our shares in substantially the same proportions); (ii) a change in our effective control that occurs when a majority of our Board members are replaced in a 12-month period by directors whose appointment or election is not endorsed by a majority of our Board members before the date of appointment or election; or (iii) a change in ownership of a substantial portion of our assets, which occurs when a person (or group of persons acting as a group) acquires our assets having a gross fair market value of at least 50% of the total gross fair market value of all of our assets.

Fiscal 2023 Estimated Payments and Benefits Table
The amount of compensation and benefits payable to each of our NEOs (as of the last day of fiscal 2023 and assuming that no portion of the 2021 PSAs had vested or been forfeited) in the event of (a) a termination of employment by Infinera, (b) a termination of employment without Cause or as a result of a Constructive Termination in connection with a Change of Control transaction (as described above) within 3 months prior to, through 18 months after, a Change of Control, (c) a termination of employment due to death or permanent disability, or (d) a Change in Control transaction (within the meaning of our 2016 Plan as described above) has been estimated in the table below.

Name	Type of Benefit	Termination Under Severance Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)	Upon Change of Control ($)
David W. Heard	Cash Severance	1,137,000	1,516,000	—	—
	Bonus	—	1,895,000	—	—
	Vesting Acceleration(1)(2)(3)	—	7,028,238	7,028,238	4,831,539
	Continued Coverage of Employee Benefits	43,831	58,442	—	—
	Total Benefits	1,180,831	10,497,680	7,028,238	4,831,539
Nancy L. Erba	Cash Severance	500,000	750,000	—	—
	Bonus	—	675,000	—	—
	Vesting Acceleration(1)(4)(5)	—	2,071,200	2,071,200	1,282,500
	Continued Coverage of Employee Benefits	16,772	25,158	—	—
	Total Benefits	516,772	3,521,358	2,071,200	1,282,500
David L. Teichmann	Cash Severance	445,000	667,500	—	—
	Bonus	—	500,625	—	—
	Vesting Acceleration(1)(6)(7)	—	1,193,442	1,193,442	771,875
	Continued Coverage of Employee Benefits	24,446	36,669	—	—
	Total Benefits	469,446	2,398,236	1,193,442	771,875
Nicholas R. Walden	Cash Severance	430,000	645,000	—	—
	Bonus	—	645,000	—	—
	Vesting Acceleration(1)(8)(9)	—	1,352,962	1,352,962	874,000
	Continued Coverage of Employee Benefits	3,700	5,549	—	—
	Total Benefits	433,700	2,648,511	1,352,962	874,000
_________________
(1)The value of accelerated vesting of equity awards is calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in-the-money equity awards by $4.75 per share, which was the Nasdaq closing price per share of our common stock on December 29, 2023 (the last trading day of our 2023 fiscal year end).
(2)The vesting of 1,479,629 shares of common stock would accelerate if Mr. Heard was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 30, 2023. The 1,479,629 shares of common stock that accelerate in these scenarios include, and are not in addition to, the 1,017,166 target number of unvested shares of common stock subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs.
(3)1,017,166 shares of common stock, representing the target number of unvested shares subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.
(4)The vesting of 436,042 shares of common stock would accelerate if Ms. Erba was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 30, 2023. The 436,042 shares of common stock that accelerate in these scenarios include, and are not in addition to, the 270,000 target number of unvested shares of common stock subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs.
(5)270,000 shares of common stock, representing the target number of unvested shares subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.
(6)The vesting of 251,251 shares of common stock would accelerate if Mr. Teichmann was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 30, 2023. The 251,251 shares of common stock that accelerate in these scenarios include, and are not in addition to, the 162,500 target number of unvested shares of common stock subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs.

(7)162,500 shares of common stock, representing the target number of unvested shares subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.
(8)The vesting of 284,834 shares of common stock would accelerate if Mr. Walden was terminated (a) without Cause or (b) as a result of a Constructive Termination within 3 months prior to, through 18 months after, a Change of Control, or upon death or permanent disability as of December 30, 2023. The 284,834 shares of common stock that accelerate in these scenarios include, and are not in addition to, the 184,000 target number of unvested shares of common stock subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs.
(9)184,000 shares of common stock, representing the target number of unvested shares subject to the 2021 PSAs, 2022 PSAs and 2023 PSAs, would vest upon a Change in Control, assuming such Change in Control occurs during the award’s performance period.
RISK ASSESSMENT OF COMPENSATION PRACTICES
At the request of the Compensation Committee, a review of the risks associated with our organization-wide compensation policies and practices was conducted for fiscal 2023. This assessment covered topics including: our compensation policies and practices; a review of each of the compensation vehicles that we employ; the identification of any compensation design features that could encourage excessive risk taking; and the controls, policies and plan features that mitigate our compensation risk.
Although all compensation programs were considered, particular attention was paid to incentive-based plans and arrangements involving variable payouts, where an employee might be able to influence payout factors and compensation plans and arrangements involving our executive team. The review found that, because our incentive programs are based primarily on financial objectives important to Infinera, we avoid an over-emphasis on shorter-term financial goals. In addition, the financial objectives used to determine the performance measures for our incentive-based compensation plans and arrangements were found to be substantially derived from our annual operating plan, which is approved by the Board.
In addition, the assessment considered our controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce or encourage risk-taking. Those elements include the Compensation Committee’s ability to use discretion to adjust payouts on most awards; strong stock ownership requirements and a compensation recovery policy for our Section 16 Officers; the existence of, and training related to, corporate standards of business conduct and ethics; effective internal controls over financial reporting; and the participation by Mr. Walden in his variable compensation program, which enables a level of independence in establishing the sales commission plan design and quotas for our global sales team.
This risk assessment was presented to and reviewed by the Compensation Committee. The Compensation Committee agreed with the result of the review, which concluded that the risks associated with our compensation policies and practices were being effectively managed. We have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on Infinera.

PROPOSAL 2—APPROVAL OF THE INFINERA CORPORATION
2016 EQUITY INCENTIVE PLAN, AS AMENDED
The Board believes that our future success depends on our ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for Infinera. The Board believes that equity awards motivate high levels of performance, more closely align the interests of employees and stockholders by giving employees an opportunity to hold an ownership stake in Infinera, and provide an effective means of recognizing employee contributions to the success of Infinera. At the Annual Meeting, we are requesting that stockholders approve our 2016 Plan, as amended, which, among other changes as described in this Proposal 2, increases the number of shares of our common stock (the “Shares”) authorized for issuance thereunder by 7,100,000 Shares.
Upon recommendation of the Compensation Committee, the Board approved amendments to the 2016 Plan on March 27, 2024 and May 14, 2024, subject to the approval of our stockholders at the Annual Meeting (the “Amendment”).
As of May 14, 2024, there were 2,370,129 Shares available for issuance pursuant to awards that may be granted under the 2016 Plan. If the proposed Amendment to the 2016 Plan is not approved by our stockholders, the 2016 Plan will remain in effect without the Amendment and awards will continue to be made under the 2016 Plan to the extent Shares remain available. However, in this event, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and/or retaining highly skilled employees. The Board and the Compensation Committee believe that the additional Shares under the increased Share reserve will enable us to continue to use the 2016 Plan to achieve our recruiting, retention and incentive goals and will be essential to our future success.
If our stockholders approve the Amendment to the 2016 Plan, we currently anticipate that the Shares will be sufficient to meet our expected needs through the date of our 2025 annual meeting of stockholders (“2025 Annual Meeting”). In determining the number of Shares to be reserved for issuance under the 2016 Plan, the Compensation Committee and the Board considered the following:
•Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we granted in the past three years. In fiscal years 2021, 2022 and 2023, we granted equity awards covering 8.037 million, 9.796 million and 8.987 million Shares, respectively, or a total of approximately 26.82 million Shares over the three-year period.
•Forecasted Grants. In determining the projected Share utilization, the Compensation Committee and the Board considered a forecast that included the following factors: (i) the Shares that would be available for grant under the 2016 Plan, if our stockholders approve this Amendment to the 2016 Plan, is 9,470,129 Shares (consisting of 2,370,129 Shares available for issuance under the 2016 Plan as of May 14, 2024, plus the 7,100,000 additional Shares pursuant to this amendment to the 2016 Plan); and (ii) forecasted future grants, which are “value-based,” meaning that Share amounts granted will be determined based on a dollar value of the award to be granted to the participant and the stock price of Infinera common stock. Due to our value-based grant program, any significant changes in our stock price as compared to the stock price we assumed for forecasting purposes could cause our actual Share usage to deviate significantly from our anticipated Share usage.
•Proxy Advisory Firm Guidelines. Given our significant institutional stockholder base, the Compensation Committee and the Board considered proxy advisory firm guidelines.
Outstanding Awards
The following table sets forth information regarding all outstanding stock options, RSUs and performance shares under all of our equity plans (other than our 2007 Employee Stock Purchase Plan (the “2007 ESPP”)) as of May 14, 2024. We do not currently have any outstanding stock options under the 2016 Plan. The last sales price of our common stock as reported on The Nasdaq Global Select Market on May 14, 2024 was $5.80 per share.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Performance Shares/ RSUs Outstanding(1)	Number of Shares Available for Grant(2)
0	N/A	N/A	19,129,909	2,730,767
_________________
(1)This amount includes outstanding unvested performance share awards assuming target performance is achieved under such awards. If the amount were to include outstanding unvested performance share awards based on maximum performance being achieved under such awards, the amount would be 21,232,091 shares.
(2)This amount includes the following:
•2,370,129 shares available for grant under the 2016 Plan; and
•360,638 shares available for grant under the 2019 Inducement Equity Incentive Plan.

Reasons for Voting for the Proposal
The 2016 Plan has been designed consistent with best corporate governance practices.
•Administration. The 2016 Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.
•Stockholder Approval is Required for Additional Shares. The 2016 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.
•Share Counting Provisions. Under the 2016 Plan, if an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will not become available for future grant or sale under the 2016 Plan. Shares used to satisfy the tax withholding obligations for awards other than options and stock appreciation rights will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan.
•Minimum Vesting Requirements. Awards granted under the 2016 Plan will vest no earlier than one year from the date of grant with the exception of the following: (x) the vesting of such awards is accelerated due to the participant’s death, disability, or retirement, or a termination of the participant’s service that occurs in connection with our change in control, or (y) pursuant to the Amendment, the awards were granted to non-employee directors that vest on the earlier of the one-year anniversary of the grant date of such award and the next annual meeting of stockholders of the Company which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders of the Company, or (z) with respect to awards that result in the issuance in the aggregate of not more than 5% of the total maximum number of Shares that are or have been reserved for issuance under the 2016 Plan upon and after the 2016 Plan’s effectiveness in 2016.
•Limited Vesting Acceleration Upon a Change in Control. Except (x) as permitted under the minimum vesting requirements and (y) for any awards made to non-employee directors, the administrator shall not be permitted to accelerate the vesting of an award upon a change in control other than in the event an award is not assumed or substituted for as described in this proposal below in the section entitled “Description of the 2016 Plan—Merger or Change in Control.”
•Repricing Prohibition. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).
•Non-Employee Director Award Limits. Under the 2016 Plan, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.
•No Dividends on Options and Stock Appreciation Rights Until Shares are Issued or on Other Equity Awards While Unvested. Under the 2016 Plan, no participant will have any rights to dividends or any other stockholder rights with respect to any Shares subject to options or stock appreciation rights until such Shares are issued following award exercise, and any dividends that the administrator may determine will be payable on any other equity awards will be subject to the same vesting criteria, forfeitability, and/or transferability restrictions as apply to the Shares subject to the awards on which such dividends would be paid.
Our executive officers and directors have an interest in the approval of the 2016 Plan by our stockholders because they would be eligible to receive awards under the 2016 Plan.
Description of the 2016 Plan
The following paragraphs provide a summary of the principal features of the 2016 Plan, as amended, and its operation. However, this summary is not a complete description of all of the provisions of such plan and is qualified in its entirety by the specific language of such plan. A copy of the 2016 Plan, as amended, is provided as Appendix B to this Proxy Statement.
Purposes. The purposes of the 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance units, and performance shares as the administrator of the 2016 Plan may determine.
Authorized Shares. Subject to the adjustment provisions contained in the 2016 Plan, and prior to the Amendment for which we are seeking approval, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan is equal to the sum of (1) 51,750,000 Shares plus (2) Shares subject to awards granted under the Infinera Corporation 2007 Equity Incentive Plan (the “2007 Plan”) that after May 12, 2016, expire, are forfeited or otherwise terminate without being exercised in full (to the extent they were exercisable), or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of Shares that may be added to the 2016 Plan with respect to awards granted under the 2007 Plan pursuant to this clause (2) above is 7,700,000 Shares). No awards granted under the 2007 Plan remained outstanding as of March 26, 2022. Our stockholders are being asked to approve an increase of 7,100,000 Shares in the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan. Thus, if our stockholders approve the Amendment to the 2016 Plan, the maximum number of Shares that may be issued pursuant to awards under the 2016 Plan will be increased to 58,850,000 Shares, plus the number of Shares described in clause (2) above.
Shares may be authorized, but unissued, or reacquired Shares. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, the unexercised Shares under such award will become available for issuance again under the 2016 Plan. If Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those forfeited or repurchased Shares will become available for issuance again under the 2016 Plan. Shares used to pay the exercise or purchase price of an award will cease to be available for future grant or sale under the 2016 Plan. Shares used to satisfy the tax withholding obligations related to an award, except with respect to options and stock appreciation rights, will become available for future grant under the 2016 Plan. With respect to stock appreciation rights settled in Shares, the gross number of Shares exercised under the stock appreciation right award will cease to be available under the 2016 Plan. In addition, to the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Plan. No Shares purchased by us with proceeds received from the exercise of an option will become available for issuance under the 2016 Plan. Except for the repurchased Shares described above in this paragraph, Shares that actually have been issued under the 2016 Plan under any award granted under the 2016 Plan will not be returned to the 2016 Plan and will not become available for issuance again under the 2016 Plan.
Plan Administration. The Compensation Committee (or other committee appointed by the Board) administers the 2016 Plan, provided that the Compensation Committee does not grant awards to non-employee directors under the 2016 Plan. The Board or any committee of directors or other individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board may administer the 2016 Plan. To the extent desirable to exempt transactions under the 2016 Plan pursuant to Rule 16b-3 of the Exchange Act (“Rule 16b-3”), the transactions will be structured to satisfy such applicable requirements for exemption under Rule 16b-3.
Subject to the provisions of the 2016 Plan, the administrator will have the power to determine the award recipients and the terms of the awards not inconsistent with the 2016 Plan, including the exercise price, the number of Shares (or dollar amounts, as applicable) subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable by an option holder upon exercise. The administrator also will have the authority to amend existing awards, to determine fair market value of Shares, to construe and interpret the 2016 Plan and awards granted under the 2016 Plan, to establish rules and regulations, including sub-plans to facilitate compliance with applicable non-U.S. laws, ease the administration of the 2016 Plan or qualify for favorable tax treatment under, applicable laws in jurisdictions outside of the U.S., as necessary or desirable, to temporarily suspend the exercisability of awards if the administrator determines such suspension to be necessary or appropriate for administrative purposes or comply with applicable laws, and to make all other determinations necessary or advisable for administering the 2016 Plan. The administrator determines the methods by which participants may satisfy tax withholding obligations of awards granted under the 2016 Plan, which may include, in whole or in part: cash, having us withhold otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld, delivering to us already owned Shares having a fair market value equal to the minimum statutory amount required to be withheld, selling a sufficient number of Shares otherwise deliverable to the participant through means that the administrator may determine equal to the amount required to be withheld. The administrator’s decisions and interpretations will be final and binding on all participants and any other holders of awards and will be given the maximum deference permitted by law.
No Repricing. The 2016 Plan prohibits any program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards repriced (i.e., increased or reduced).
Vesting Requirements. Awards granted under the 2016 Plan are required to vest no earlier than the one-year anniversary of the awards’ grant date, except that (a) without regard to such limitation, vesting of awards (or portions thereof) can be accelerated due to a participant’s death, disability or retirement, or service termination in connection with our change in control, (b) as a result of the Amendment, additionally awards (or applicable portion(s) thereof) granted to non-

employee directors that vest on the earlier of the one-year anniversary of the grant date of such award and the next annual meeting of stockholders of the Company which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders of the Company will not be subject to such minimum vesting period requirement, and (c) to the extent not otherwise qualifying for an exception under the foregoing clauses (a) and (b), awards (or applicable portion(s) thereof) that result in the issuance of an aggregate of up to 5% of the total maximum number of Shares that are or have been reserved for issuance under the 2016 Plan upon and after the 2016 Plan initially became effective in 2016 may be granted and/or modified under the 2016 Plan without regard to such limitation. The administrator may provide for the acceleration of an award granted under the 2016 Plan in connection with the termination of a participant’s service upon or in connection with our change in control. Except for any awards granted to non-employee directors or as described above in this paragraph, the administrator will not be permitted to accelerate the vesting of awards upon our change in control other than if the awards are not assumed or substituted for in our change in control.
Eligibility. We will be able to grant stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares under the 2016 Plan to our employees (including our officers), consultants and non-employee directors, and employees (including officers) and consultants of our parent or subsidiary corporations. We will be able to grant incentive stock options under the 2016 Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of April 30, 2024, we had seven non-employee directors, and 3,332 employees (including four executive officers who constitute all of our NEOs) and 67 independent contractors.
Non-Employee Director Award Limits. The 2016 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Plan. However, in any fiscal year, a non-employee director may be granted equity awards (with an aggregate grant date fair value) and any other compensation (including cash retainers or fees) of no more than an aggregate of $750,000, increased to $1,000,000 in our fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.
Certain Other Limits. Prior to the Amendment, the 2016 Plan provided that in any fiscal year, subject to any adjustment provisions contained in the 2016 Plan, the maximum aggregate number of Shares covering equity awards that a participant is permitted to receive (the “annual per-person limits”) under the 2016 Plan is:
•With respect to stock options, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;
•With respect to stock appreciation rights, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;
•With respect to restricted stock, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee;
•With respect to RSUs, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee; and
•With respect to performance shares, 1,500,000 Shares, plus an additional 1,500,000 Shares in connection with his or her initial service as an employee.
The 2016 Plan also provided prior to the Amendment that during any fiscal year, the maximum aggregate initial value (based on the fair market value of the Shares underlying the award on the award’s grant date) of performance units that a participant is permitted to receive under the 2016 Plan is $7,500,000 (the “annual per-person performance unit limit”). Historically, the provisions relating to per-person limits on awards in any fiscal year (other than limits with respect to non-employee directors) under the 2016 Plan had been adopted as one of various requirements intended to qualify certain awards as eligible to receive income tax deductions under Section 162(m) of the Code. However, as a result of the Tax Cuts and Jobs Act of 2017, generally for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m) of the Code, any compensation over $1,000,000 paid to certain individuals (who are referred to as covered employees under Section 162(m) of the Code) no longer is deductible to the Company. As part of the Amendment, these annual per-person limits and the annual per-person performance unit limit have been removed from the 2016 Plan.
Dividends. Until Shares are issued under a stock option or stock appreciation right granted under the 2016 Plan, the holder of such awards will have no right to receive dividends or any other rights as a stockholder with respect to the Shares subject to the award and no adjustment will be made for a dividend or other right for which the record date occurs before the date the related Shares are issued under the stock option or stock appreciation right award (other than subject to the adjustment provisions contained in the 2016 Plan, as discussed under “Certain Adjustments” further below). The 2016 Plan provides that whether payable in Shares or otherwise, any dividends or distributions payable with respect to Shares subject to a restricted stock award granted under the 2016 Plan will be subject to the same restrictions on transferability and/or forfeitability as the Shares subject to such award. The Administrator also may determine, in its discretion, that such restricted stock awards will not be eligible to receive any dividends or other distributions during the period of restriction applicable to the award. The 2016 Plan provides further that holders of any restricted stock units, performance shares and performance units granted thereunder will have no right to receive dividends or other distributions as a stockholder with respect to the Shares subject to such awards unless the Administrator determines otherwise, in which case any such dividends or distributions will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such award on which they are paid. For clarity, the Shares reserved for issuance under the 2016 Plan will not be reduced by dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid on such award.
Stock Options. We are able to grant stock options under the 2016 Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the number of Shares subject to the option, the maximum term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Plan. The per share exercise price of options granted under the 2016 Plan must be at least equal to the fair market value of a share of our common stock on the date of grant, except in special, limited circumstances relating to certain transactions, as set forth in the 2016 Plan. The maximum term of a stock option must not exceed 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the maximum term of an incentive stock option granted to such participant must not exceed five years and such option’s per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, unless the administrator determines otherwise, the fair market value of a Share is the closing sales price of a Share on the relevant date as quoted on Nasdaq. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the option for three months following his or her service termination for reasons other than death or disability, and for 12 months following his or her service termination due to disability or death while holding the option (to the extent vested on the date of disability or death). However, in no event can an option be exercised after the expiration of the term of the option. The administrator also determines the form of consideration for exercising an option, which may consist of cash, check, promissory note (if permitted by applicable laws), certain other Shares, payment through a cashless exercise program established by us for the 2016 Plan, net exercise, other consideration or method permitted by applicable laws, or any combination of the above.
Stock Appreciation Rights. We are able to grant stock appreciation rights under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying Shares between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Plan. The per Share exercise price of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant.
Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. The maximum term of a stock appreciation right must not exceed 10 years. The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each stock appreciation right. In the absence of such a determination by the administrator, the participant generally will be able to exercise the vested portion of the stock appreciation right for three months following his or her service termination for reasons other than death or disability, and for 12 months following his or her service termination due to disability or death while holding the stock appreciation right (to the extent vested on the date of disability or death). However, in no event can a stock appreciation right be exercised after the expiration of the term of the stock appreciation right. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.
Restricted Stock. We are able to grant restricted stock under the 2016 Plan. Restricted stock awards are grants of Shares that may be subject to various restrictions, which may include restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan.
Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies (subject to the minimum vesting requirements under the 2016 Plan), and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to minimum vesting requirements under the 2016 Plan). Recipients of restricted stock awards generally will have full voting rights with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Unless otherwise determined by the administrator, a participant generally will forfeit any Shares of restricted stock as to which the restrictions have not lapsed as of a date specified in the award agreement (such as termination of the participant’s service).

Restricted Stock Units. We are able to grant RSUs under the 2016 Plan. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each RSU award will be evidenced by an award agreement that specifies the number of RSUs subject to the award, any vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Plan. RSUs result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed (subject to the minimum vesting requirements under the 2016 Plan). The administrator determines in its sole discretion whether an award will be settled in cash, Shares, or a combination of both. On a date set forth in the award agreement (such as termination of the participant’s service), any unearned RSUs subject to such award agreement will be forfeited to us.
Performance Units and Performance Shares. We are able to grant performance units and performance shares under the 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals or other vesting criteria, if any, established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Plan. On or before the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares (subject to the minimum vesting requirements). The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, Shares, or in some combination of both. On a date set forth in the award agreement (such as termination of the participant’s service), any unearned or unvested performance units or performance shares subject to such award agreement will be forfeited to us.
Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares (other than any ordinary dividends or other ordinary distributions), then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Plan.
Merger or Change in Control. The 2016 Plan provides that in the event of our merger with or into another corporation or entity or our change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, in accordance with the following: (i) the assumption of the award or substitution of the award with an equivalent option or right by the acquirer or successor corporation or its parent or subsidiary (with appropriate adjustments made to such awards), (ii) termination of the award upon or immediately prior to the consummation of the merger or change in control following written notice and subject to the next paragraph, (iii) subject to the next paragraph, (A) termination of the award in exchange for an amount of cash and/or property in an amount that would have been attained upon exercise or realization of the award as of the date of the merger or change in control, or (B) replacement of the award with other rights or property, or (iv) any combination of the above. The administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards, similarly.
If outstanding awards (or portion of the awards) are not assumed or substituted for as provided in the 2016 Plan, then the awards (or portions thereof) not assumed or substituted for will fully vest and become exercisable and all restrictions will lapse under such awards (or the portions thereof) not assumed or substituted for, except that with respect to awards subject to performance-based vesting (or portions thereof) not assumed or substituted for, performance criteria will be deemed achieved based on actual performance measured through the last date that the awards remain outstanding (or such earlier date that the administrator may determine), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the adjusted performance period (or to the extent applicable, the value of the consideration to be received by our stockholders in connection with the merger or change in control). In addition, if an option or stock appreciation right (or portion thereof) is not assumed or substituted in the event of a merger or change in control as provided in the 2016 Plan, the administrator will notify the participant that such award (or its applicable portion) not assumed or substituted for will be exercisable for a specified period prior to the transaction, and such award (or its applicable portion) will terminate upon the expiration of such period.

Dissolution or Liquidation. In the event of our dissolution or liquidation, the administrator will notify each participant as soon as practicable before the effective date of the proposed transaction. To the extent not previously exercised (as applicable), an award granted under the 2016 Plan will terminate immediately before the consummation of such proposed transaction.
Plan Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2016 Plan at any time, provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Plan will terminate automatically in 2026, unless we terminate it sooner.

Forfeiture of Awards. The 2016 Plan grants the administrator authority to specify in an award agreement that a participant’s rights, payments and benefits with respect to an award granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Such events may include, without limitation, termination of such participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such participant’s status as an employee and/or other service provider. The 2016 Plan also provides that awards granted under the 2016 Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd‑Frank Wall Street Reform and Consumer Protection Act or other applicable laws (the “Clawback Policy”). The administrator may require a participant to forfeit or return to the Company or reimburse the Company for all or a portion of an award and any amounts paid under the award pursuant to the terms of Infinera’s Clawback Policy or in order to comply with applicable laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Any such recovery of compensation will not constitute an event that triggers or contributes to any participant resigning for good reason or constructive termination (or similar term) under any agreement with us or any of our parent, subsidiaries or affiliates, unless this provision under the 2016 Plan relating to compensation recovery specifically is waived.
Number of Awards Granted to Employees and Directors
Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2016 Plan, including that non-employee directors are eligible to receive certain annual equity awards as described above in the section titled “Our Board of Directors—How We Are Paid.”
As of the date of our 2024 Annual Meeting, each individual continuing as a non-employee director after such date will automatically be granted an annual equity award of RSUs under the 2016 Plan. These RSU awards will be scheduled to vest as to 100% of the underlying shares on the earlier of (i) the date of our next annual meeting of stockholders, provided that it occurs at least 50 weeks after the prior annual stockholders meeting or (ii) the one-year anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date. The following table sets forth the dollar value of such RSU awards expected to be granted to our non-employee directors under the 2016 Plan on the date of our 2024 Annual Meeting, assuming election of the nominees for Class I director who are standing for election at the 2024 Annual Meeting. The number of Shares that will be subject to such RSU awards will not be known until their date of grant.

Name of Non-Employee Director or Group	Dollar Value of Award(s) ($)	Number of Shares Subject to RSUs Expected to be Granted (#)
Christine B. Bucklin	200,000	(1)
Gregory P. Dougherty	200,000	(1)
Sharon E. Holt	200,000	(1)
Roop K. Lakkaraju	200,000	(1)
Paul J. Milbury	200,000	(1)
Amy H. Rice	—	(2)
George A. Riedel	200,000	(1)
All current directors who are not executive officers, as a group	1,200,000	(1)
_________________
(1)The number of Shares subject to each such RSU award will be determined by dividing $200,000 by the closing price of a Share on the date of grant, with any resulting fractional Share rounded down to the nearest whole Share.
(2)Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses.

The number of awards, and Shares subject thereunder, that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance (other than the automatic annual RSU awards described above for our non-employee directors). The following table sets forth the aggregate number of shares subject to RSUs and performance shares (at target) granted under the 2016 Plan during fiscal 2023 to each of our NEOs; our current executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group. There were no stock options granted to any employees (including our NEOs) or directors in fiscal 2023.

Name of Individual or Identity of Group and Principal Position	Dollar Value of Award(s) ($)(1)	Number of RSUs and Performance Shares Granted (#)
David W. Heard	5,137,500	750,000
Chief Executive Officer
Nancy L. Erba	1,734,300	235,000
Chief Financial Officer
David L. Teichmann	848,700	115,000
Chief Legal Officer and Corporate Secretary
Nicholas R. Walden	959,400	130,000
Senior Vice President, Worldwide Sales
All current executive officers as a group	8,679,900	1,230,000
All current directors who are not executive officers as a group(2)	1,937,978	336,682
All employees (excluding executive officers) as a group(3)	52,167,731	7,357,939
_________________
(1)For RSUs, represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718. For performance shares, represents the aggregate grant date fair value of each equity award at the target payout level computed in accordance with ASC 718. See Notes 2 and 14 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.
(2)This group includes Dr. Welch.
(3)This group includes Dr. Welch.
U.S. Federal Income Tax Consequences
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Infinera of awards granted under the 2016 Plan. Tax consequences for any particular individual may be different.
Incentive Stock Options. A participant generally recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), the participant generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
Nonstatutory Stock Options. A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.
Stock Appreciation Rights. A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.
Restricted Stock. A participant generally will not have taxable income at the time an award of restricted stock is granted. Instead, the participant generally will recognize ordinary income in the first taxable year in which the participant’s interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time the recipient receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of RSUs, performance shares, or performance units is granted. Instead, the participant generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to the participant at the end of the applicable vesting period or, if later, the settlement date of the award. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Medicare Surtax. In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares issued pursuant to awards granted under the 2016 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.
Tax Effect for Infinera. We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). However, special rules limit the deductibility of compensation paid to our CEO and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect during fiscal year 2018, we could preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. These conditions included (among others) stockholder approval of the 2016 Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually was vested or paid. As a result of the Tax Cuts and Jobs Act of 2017, for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to the covered employees is not deductible to Infinera.
THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND INFINERA WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.
Summary
The Board believes that it is in the best interests of our company and our stockholders to continue to provide employees, consultants and directors with the opportunity to acquire an ownership interest in Infinera through the grant of equity awards under the 2016 Plan and thereby encourage them to remain in our service and more closely align their interests with those of our stockholders.

Vote Required
Approval of Proposal 2 requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Recommendation of the Board of Directors
The Board unanimously recommends a vote “FOR” the approval of the 2016 Plan, as amended, including increasing the number of shares authorized thereunder by 7,100,000 shares

PROPOSAL 3—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our NEOs.
As described in the section entitled “Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on corporate objectives, including specific non-GAAP Operating Income targets and certain strategic and financial objectives related to our pluggables. Please read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 22 for additional details about our executive compensation programs, including information about the fiscal 2023 compensation of our NEOs.
The Board is asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying footnotes and narrative disclosures.”
As an advisory vote, this say-on-pay proposal is not binding upon Infinera, the Board or the Compensation Committee. However, Infinera, the Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ feedback in evaluating future compensation options for our NEOs.
Vote Required
Approval of Proposal 3 requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Proposal 3—Recommendation of the Board of Directors
The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC

OUR AUDITORS
PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 28, 2024 and has further directed that we submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm is not required pursuant to our Bylaws, our other governing documents or law. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.
Independent Registered Public Accounting Firm’s Fees
The following table sets forth the aggregate fees for audit, audit-related, tax and other services provided by Ernst & Young LLP for the fiscal years ended December 30, 2023 and December 31, 2022. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2023	2022
Audit Fees	$6,545,000	$4,785,000
Audit-Related Fees	75,000	—
Tax Fees	70,000	321,000
All Other Fees	2,000	2,000
Total Fees	$6,692,000	$5,108,000
Audit Fees
This category includes Ernst & Young LLP’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions, consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions, comfort letters, and consents issued in connection with SEC filings. Fiscal 2023 fees were higher than fiscal 2022 fees primarily due to the additional audit procedures required in connection with Ernst & Young LLP’s audit of our consolidated financial statements for the fiscal year ended December 31, 2022 and the material weakness in internal control over financial reporting described in Part II, Item 9A, “Controls and Procedures” in our 2023 Annual Report on Form 10-K.
Audit-Related Fees
This category consists of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in the fees reported in the table above under “Audit Fees.”
Tax Fees
This category includes fees for tax compliance, tax advice, tax planning and transfer pricing.
All Other Fees
This category consists of any permitted services provided by Ernst & Young LLP that are not included in the category descriptions under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” in the table above, and principally includes non-audit services, including permissible business and advisory consulting services.

Auditor Independence
In 2023, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Vote Required
Approval of Proposal 4 requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
Proposal 4—Recommendation of the Board
The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 28, 2024.

Proposal 4—Recommendation of the Board of Directors
The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as
Infinera’s independent registered public accounting firm for its fiscal year ending December 28, 2024

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Lakkaraju and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the Securities and Exchange Commission (“SEC”).
The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by our independent registered public accounting firm. In addition, the Audit Committee has primary responsibility for oversight of enterprise risk management and cybersecurity risk management. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis. A copy of the Audit Committee charter is available on our website at www.infinera.com in the Governance section on our Investors page.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of our internal control over financial reporting.
The Audit Committee met seventeen times during fiscal 2023. Its agenda included reviewing our financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee met with our internal auditors and independent auditors, including in periodic executive sessions without management present, to discuss the scope, plan, status, and results of their respective audits. In addition, the Audit Committee met with management and the independent auditors each quarter to review our interim financial results and quarterly earnings press releases prior to their issuance. The Audit Committee also reviewed our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to their filing with the SEC, including any amendments thereto. At quarterly meetings, the Audit Committee reviewed and discussed with management, and management gave presentations regarding, our financial reporting and controls, financing activities, taxes and insurance, and related risks, including cybersecurity and enterprise risk management, as well as other topics with potential significant financial impact. The Audit Committee oversaw our anonymous and confidential ethics reporting system, which encourages and allows employees to submit concerns directly to senior management and the Audit Committee.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 30, 2023 with our management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinera.
Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 30, 2023 for filing with the SEC.

Submitted by the members of the Audit Committee:

Roop K. Lakkaraju (Chair)
Christine Bucklin
Paul J. Milbury
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Infinera under the Securities Act or the Exchange Act, except to the extent Infinera specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of the Board in the case it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to the Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, the Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.
For a description of compensation received by Dr. Welch, our founder and an employee member of our Board, please see “How We Are Paid—Fiscal 2023 Director Compensation,” above.
We did not engage in any other related party transactions during fiscal 2023 within the meaning of the applicable SEC rules.
DELINQUENT SECTION 16(a) REPORTS
The members of the Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2023 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, including that no Form 5 is required, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2023.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 30, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	15,189,297	(1)	N/A	11,163,150	(2)
Equity compensation plans not approved by security holders	$—		N/A	360,638
Total	15,189,297			11,523,788
________________
(1)This amount includes the following:
•11,537,197 shares subject to RSUs granted under the 2016 Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in the second column; and
•3,652,100 shares issuable pursuant to outstanding unvested performance share awards assuming target performance under such awards. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined based on certain performance metrics, as discussed above in the section entitled “Fiscal 2023 Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in the second column.
(2)This amount includes 1,098,245 shares of common stock available for future issuances under the 2007 ESPP.

OUR STOCKHOLDERS
The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 30, 2024 by:
•Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•Our NEOs;
•Each of our directors; and
•All current executive officers and directors as a group.
The information provided in this table is based on our records, information filed with the SEC and information provided to Infinera, except where otherwise noted. To our knowledge and unless as otherwise indicated, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. Percentage beneficially owned is based on 233,974,025 shares of common stock outstanding on April 30, 2024. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 6373 San Ignacio Avenue, San Jose, California 95119.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of April 30, 2024	Total Beneficial Ownership	Percent Beneficially Owned(1)
5% or More Stockholders
FMR LLC(2)	34,038,565	—	34,038,565	14.55%
Oaktree Optical Holdings, L.P.(3)	25,175,384	—	25,175,384	10.76%
The Vanguard Group(4)	24,750,346	—	24,750,346	10.58%
Shapiro Capital Management LLC(5)	18,767,200	—	18,767,200	8.02%
BlackRock, Inc.(6)	17,754,504	—	17,754,504	7.59%
Brown Advisory Incorporated(7)	14,820,495	—	14,820,495	6.33%
Named Executive Officers and Directors
David W. Heard	917,000	19,259	936,259	*
Nancy L. Erba	525,441	7,708	533,149	*
David L. Teichmann	272,740	4,583	277,323	*
Nicholas R. Walden	129,082	5,333	134,415	*
Christine B. Bucklin	95,572	39,447	135,019	*
Gregory P. Dougherty	177,174	39,447	216,621	*
Sharon E. Holt	192,727	39,447	232,174	*
Roop K. Lakkaraju	48,229	39,447	87,676	*
Paul J. Milbury	153,484	39,447	192,931	*
Amy H. Rice	—	—	—	*
George A. Riedel	128,572	39,447	168,019	*
David F. Welch, Ph.D.(8)	403,982	8,333	412,315	*
All Executive Officers and Directors as a Group (12 Persons)	3,044,003	281,898	3,325,901	1.42%
_________________
*Less than 1% of the outstanding shares of common stock.
(1)Includes shares represented by RSUs or other rights that are expected to vest within 60 days of April 30, 2024. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the RSUs but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)According to a Schedule 13G/A filed with the SEC on February 9, 2024 by FMR LLC (“FMR”), Abigail P. Johnson (FMR’s Director, Chair and CEO) and Fidelity Growth Company Fund Commingled Pool (“Fidelity”). Such amendment states that FMR is deemed to be the beneficial owner of 34,038,565 shares by virtue of its control over Fidelity, which is deemed to be the beneficial owner of 15,290,064 shares. Such amendment further states that (a) FMR has sole voting power over 34,037,308 shares, shared voting power over zero shares, sole dispositive power over 34,038,565 shares, and shared dispositive power over zero shares; and (b) Ms. Johnson has sole voting power over zero shares, shared voting power over zero shares, sole dispositive power over 34,038,565 shares, and shared dispositive power over zero shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)According to Forms 4 filed on March 18, 2020 and March 23, 2020 and a Schedule 13D/A filed with the SEC on March 2, 2023 jointly, pursuant to a joint filing agreement, by (i) Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Optical”), whose principal business is to invest in securities; (ii) Oaktree Fund GP, LLC, a Delaware limited liability company (“GP LLC”), whose principal business is to serve as and perform the functions of the general partner of certain investment funds including Optical; (iii) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), whose principal business is (A) serve as, and perform the functions of, the general partner of certain investment funds or to serve as, and perform the functions of, the managing member of the general partner of certain investment funds or (B) to act as the sole stockholder of certain controlling entities of certain investment funds; (iv) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), whose principal business is to serve as, and perform the functions of, the general partner of GP I; (v) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), whose principal business is to serve as, and perform the functions of, the general partner of Capital I and to hold limited partnership interests in Capital I; (vi) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), whose principal business is to serve as, and perform the functions of, the managing member of Holdings I; (vii) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), whose principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts; (viii) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”); (ix) Brookfield Corporation, solely in its capacity as the indirect owner of the Class A units of OCG (“Brookfield”); and (x) BAM Partners Trust, solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield (“BAM” and together with Optical, GP LLC, GP I, Capital I, Holdings I, Holdings, OCG, OCGH GP and Brookfield, collectively, the “Reporting Persons”), whose principal business is to serve as, and perform the functions of, the manager of OCG, each of the Reporting Persons may be deemed the beneficial owner of, and to have sole voting power and sole dispositive power over, 25,175,384 shares. The principal business address of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.
(4)According to a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”), Vanguard is the beneficial owner of 24,750,346 shares and has sole voting power over zero shares, shared voting power over 365,147 shares, sole dispositive power over 24,209,540 shares and shared dispositive power over 540,806 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)According to a Schedule 13G filed with the SEC on February 14, 2024 by Shapiro Capital Management LLC (“Shapiro”). Shapiro is the beneficial owner of 18,767,200 shares and has sole voting power over 16,648,638 shares, shared voting power over 2,118,562 shares, sole dispositive power over 18,767,200 shares and shared dispositive power over zero shares. The address of Shapiro is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.
(6)According to a Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 17,754,504 shares and has sole voting power over 17,537,634 shares, shared voting power over zero shares, sole dispositive power over 17,754,504 shares and shared dispositive power over zero shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(7)According to a Schedule 13G/A filed with the SEC on February 9, 2024 jointly by Brown Advisory Incorporated, a Maryland corporation whose principal business is as parent holding company or control person (“BAI”), Brown Investment Advisory & Trust Company, a Maryland trust company, whose principal business is banking (“BIATC”), and Brown Advisory LLC, a Maryland limited liability company whose principal business is as an investment advisor (“BALLC”). Such amendment states that BAI is deemed to be the beneficial owner of 14,820,495 shares by virtue of its control over BIATC, which is deemed to be the beneficial owner of 74,834 shares, and BALLC, which is deemed to be the beneficial owner of 14,745,661 shares. Such amendment further states that (a) BAI has sole voting power over 12,903,329 shares, shared voting power over zero shares, sole dispositive power over zero shares, and shared dispositive power over 14,820,495 shares; (b) BIATC has sole voting power over 74,834 shares, shared voting power over zero shares, sole dispositive power over zero shares, and shared dispositive power over 74,834 shares, and (c) BALLC has sole voting power over 12,828,495 shares, shared voting power over zero shares, sole dispositive power over zero shares, and shared dispositive power over 14,745,661 shares. The address of BAI is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231.
(8)Shares held consist of (i) 401,482 shares held by The Welch Family Trust U/A DTD 4/3/1996 and (ii) 2,500 shares held by Dr. Welch as trustee for his children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his children.
STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
To be considered for inclusion in our Proxy Statement for the 2025 Annual Meeting, stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than January 17, 2025, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement to stockholders in connection with this year’s Annual Meeting.
Under Rule 14a-8 of the Exchange Act, if the date of the 2025 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
To be raised at the 2025 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for the Board that the stockholder wishes to raise at our 2025 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than 5:00 p.m. Pacific time on April 2, 2025 nor earlier than 8:00 a.m. on March 3, 2025. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws and SEC rules and regulations. In connection with a stockholder nomination of a candidate for the Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.infinera.com in the Corporate Governance section on our Investors page.
Under our Bylaws, if the date of the 2025 Annual Meeting is changed by more than 25 days from the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than 8:00 a.m., Pacific time on the 120th day prior to the 2025 Annual Meeting and no later than 5:00 p.m. Pacific time on the later of (i) the 90th day prior to the 2025 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2025 Annual Meeting is first made.

In addition to satisfying the requirements of our bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than April 14, 2025.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the proxy materials and, as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.
Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 6373 San Ignacio Avenue, San Jose, California 95119, Attention: Corporate Secretary, or call (408) 572-5200. Upon receipt of such a request, we will promptly deliver a separate copy of the requested materials. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

By Order of the Board,

Nancy Erba Chief Financial Officer
San Jose, California
May 17, 2024

USER’S GUIDE
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND VOTING PROCEDURAL MATTERS
Annual Meeting
Q:    Why am I being provided access to these proxy materials?
A:    We are providing you access to these proxy materials in connection with the solicitation of proxies by the Board for use at the 2024 Annual Meeting of Stockholders to be held exclusively virtually on Wednesday, June 12, 2024 at 10:00 a.m. Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These proxy materials were first sent or given to stockholders on or about May 17, 2024. You are invited to virtually attend the Annual Meeting and requested to vote on the items described in this proxy statement.
Q:    Where is the Annual Meeting?
A:    The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/INFN2024.
Q:    How can I attend the virtual Annual Meeting?
A:    The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively by a live audio webcast.
If you are a stockholder of record as of the close of business on April 30, 2024, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/INFN2024. You will need to enter the 16-digit control number included on your proxy card or on the voting instruction form that accompanied your proxy materials.
If you are a stockholder holding your shares in “street name” as of the close of business on April 30, 2024, you may gain access to the meeting by following the instructions in the voting instruction form provided by your broker, bank, trustee or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid “legal proxy” from your broker, bank, trustee or other nominee.
The online meeting will begin promptly at 10:00 a.m., Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Pacific time, and you should allow approximately 15 minutes for the online check-in procedures.
If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/INFN2024, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions). If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We reserve the right to edit profanity or other inappropriate language.
Q:    What can I do if I need technical assistance during the Annual Meeting?
A:    If you encounter any difficulties accessing the virtual Annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting website log-in page.
Q:    What proposals will be voted on at the Annual Meeting?
A:    At the Annual Meeting, stockholders will be asked to vote on:
•The election of three Class II directors to serve until the 2027 Annual Meeting of Stockholders or until their successors have been duly elected and qualified, or until his or her earlier death, resignation or removal from the Board;
•The approval of the 2016 Plan, as amended, including increasing the number of shares authorized thereunder by 7,100,000 shares;
•The approval, on an advisory basis, of the compensation of Infinera’s NEOs, as described in the Proxy Statement; and
•The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 28, 2024.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, the persons named as proxies will vote the shares represented thereby at their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairperson of the meeting or approval of the holders of common stock representing a majority of the votes present virtually or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.
Q:    What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?
A:    Proposal 1—A nominee for director is elected if the votes cast for such nominee exceed the votes cast against such nominee. You may vote “FOR,” “AGAINST,” or “ABSTAIN.” If a nominee for director fails to receive the required number of votes for re-election, such director shall offer to properly tender his or her resignation (to the extent not already tendered) to the Nominating and Governance Committee, which shall then make a recommendation to the Board as to whether to accept or reject such director’s resignation or whether other action should be taken. Thereafter, the Board will act on the Nominating and Governance Committee’s recommendation. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to any nominee. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.
Proposal 2—The approval of the 2016 Plan, as amended, including increasing the number of shares authorized thereunder by 7,100,000 shares, requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.
Proposal 3—The approval, on an advisory basis, of the compensation of Infinera’s NEOs requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.
Proposal 4— The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 28, 2024, requires the affirmative vote of a majority of the voting power of the shares cast for or against this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal. The Board unanimously recommends that you vote your shares “FOR” Proposal 4.
Stock Ownership
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:    Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are the stockholder of record with respect to those shares, and the proxy materials have been sent directly to you.
Beneficial Owners—If your shares are held through a broker, bank, trustee or other nominee, rather than directly in their own name, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction form provided by your broker, bank, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the Annual Meeting unless you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to vote your shares at the Annual Meeting.
Quorum and Voting
Q:    Who is entitled to vote at the Annual Meeting?
A:    Stockholders of record of our common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 233,974,025 shares of common stock outstanding and entitled to vote at the Annual Meeting. Shares held as of the Record Date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank, trustee or other nominee.

Q:    How many shares must be present or represented to conduct business at the Annual Meeting?
A:    The presence virtually of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (i) are present virtually at the Annual Meeting or (ii) have properly submitted a proxy.
Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker non-votes are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.
Q:    What is a broker non-vote and how are they counted at the Annual Meeting?
A:    A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a non-routine proposal because the broker does not have discretionary voting power with respect to such proposal. Broker non-votes will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal.
Q:    Which proposals are considered “routine” or “non-routine?”
A:    The election of directors (Proposal 1), the amendment of the 2016 Plan (Proposal 2), and the non-binding advisory vote on Infinera’s NEO compensation (Proposal 3) are “non-routine” matters for which discretionary voting power does not exist under applicable rules. A broker, bank, trustee or other nominee cannot vote without instructions on non-routine matters, and therefore, broker non-votes may exist in connection with Proposals 1, 2, and 3. Thus, if you hold your shares beneficially in street name and you do not instruct your broker, bank, trustee or other nominee how to vote with respect to Proposals 1, 2, and 3, no votes will be cast on your behalf.
The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter for which discretionary voting power exists under applicable rules. A broker, bank, trustee or other nominee may generally vote on routine matters without instructions from the beneficial owner of the shares being voted, and therefore no broker non-votes are expected to exist in connection with Proposal 4.
Q:    How can I vote my shares virtually at the Annual Meeting?
A:    Stockholders of Record—Shares held in your name as the stockholder of record may be voted virtually at the Annual Meeting, even if previously voted by another method. You will need the 16-digit control number on your proxy card or voting instruction form to vote at the Annual Meeting.
Beneficial Owners—Shares held beneficially in street name may be voted virtually at the Annual Meeting only if you obtain a legal proxy issued in your name from the broker, bank, trustee or other nominee that holds your shares, giving you the right to virtually vote the shares at the Annual Meeting. Otherwise, you will not be permitted to virtually vote at the Annual Meeting. You will need the 16-digit control number on your proxy card or voting instruction form to vote at the Annual Meeting.
Even if you plan to virtually attend the Annual Meeting, we recommend that you submit your vote as described in the proxy card or voting instruction form delivered with these proxy materials and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q:    How can I vote my shares without virtually attending the Annual Meeting?
A:    Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instruction form received with these proxy materials or below). If you hold shares beneficially in street name, you may vote by submitting your completed voting instruction form to your broker, bank, trustee or other nominee (please refer to the instructions on the voting instruction form provided to you by your broker, bank, trustee or other nominee).
Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the proxy card. Stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instruction form provided by their brokers, banks, trustees or other nominees.
Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.
Mail—Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit their vote by completing, signing and dating their proxy card or voting instruction form where indicated and returning it in the accompanying prepaid envelope.

Q:    How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?
A:    If you are a stockholder of record or have obtained a proxy voting form from your broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1, and “FOR” Proposals 2, 3 and 4. If you are a beneficial owner of shares and your broker, bank, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1, 2 or 3 and will be counted as broker non-votes with respect to these proposals. With respect to Proposal 4, your broker, bank, trustee or other nominee will have the discretion to vote your shares.
Q:    Can I change or revoke my vote?
A:    Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with our Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) virtually attending the Annual Meeting and voting (although virtual attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent to our principal executive offices, Attn: Corporate Secretary. A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m. Eastern Time, on the day prior to the Annual Meeting.
Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting a new voting instruction form by any of the applicable voting methods allowed through your broker, trustee or other nominee, or (2) virtually attending the Annual Meeting and voting if you have obtained a proxy voting form from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?
A:    We will bear all expenses of soliciting proxies for the Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, as our proxy solicitor to aid in the solicitation of proxies from certain brokers, banks, trustees, nominees and other institutional owners. Morrow’s fees for this service are estimated to be $13,250 plus expenses.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC.
Q:    Are votes confidential? Who counts the votes?
A:    Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual stockholders, except:
•as necessary to meet applicable legal requirements and to assert or defend claims for or against Infinera;
•to facilitate a successful proxy solicitation;
•if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
•to allow the independent inspector of election to certify the results of the vote.
A representative provided by Broadridge Financial Solutions, Inc. will serve as the inspector of election.

Additional Information
Q:    What should I do if I receive more than one set of proxy materials?
A:    If you receive more than one set of proxy materials, your shares are likely registered in more than one name or with more than one broker, bank, trustee or nominee. Please follow the voting instructions on each proxy card or voting instruction form that you receive to ensure that all of your shares are voted.
Q:    Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?
A:    Our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (the “2023 Annual Report”), will be available on our website at www.infinera.com/annual-meeting. All stockholders of record and beneficial owners will have the ability to vote their shares free of charge online at www.proxyvote.com using the control number referred to in their proxy card or voting instruction form. The 2023 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.
Q:    What information from this proxy statement is incorporated by reference into certain Company SEC filings?
A:    We have made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference into any such filings.
Q:    How can I view or request copies of Infinera’s corporate documents and SEC filings?
A:    Our website contains our Bylaws, Corporate Governance Guidelines, Board committee charters and our Code of Business Conduct and Ethics. To view these documents, please go to investors.infinera.com/ and then click on “Governance Documents” under the “Governance” heading. Our website also contains our SEC filings and Forms 3, 4 and 5 filed by or on behalf of our directors and our Section 16 officers. To view these filings, please go investors.infinera.com/ and then click on “SEC Filings” under the “Financials” heading.
We will promptly deliver free of charge, upon request, a copy of our Corporate Governance Guidelines, Board committee charters or Code of Business Conduct and Ethics to any stockholder requesting a copy. Requests should be directed to Infinera Corporation, c/o Corporate Secretary, 6373 San Ignacio Avenue, San Jose, California 95119.

APPENDIX A—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP
Infinera Corporation
Unaudited Reconciliations from GAAP to Non-GAAP
(In thousands, except percentages and per share data)

	Years Ended
	December 30, 2023	December 31, 2022	December 25, 2021
Reconciliation of Revenue:
U.S. GAAP as reported	1,614,128	$1,573,242	$1,425,205
Acquisition-related deferred revenue adjustment	—	—	3,913
Non-GAAP as adjusted	$1,614,128	$1,573,242	$1,429,118

Reconciliation of Gross Profit:
U.S. GAAP as reported	$622,912	$535,776	$497,974
Acquisition-related deferred revenue adjustment	—	—	3,913
Stock-based compensation	10,000	9,485	7,928
Amortization of acquired intangible assets	10,621	23,138	19,621
Restructuring and other related costs	2,218	222	1,531
Inventory related charges	—	14,381	6,582
Global distribution center transition costs	—	2,109	—
Warehouse fire loss (recovery)	(1,985)	2,232	—
Non-GAAP as adjusted	$643,766	$587,343	$537,549

Reconciliation of Gross Margin:
U.S. GAAP as reported	38.6%	34.1%	34.9%
Acquisition-related deferred revenue adjustment	—%	—%	0.2%
Stock-based compensation	0.6%	0.6%	0.5%
Amortization of acquired intangible assets	0.7%	1.5%	1.4%
Restructuring and other related costs	0.1%	—%	0.1%
Inventory related charges	—%	0.9%	0.5%
Global distribution center transition costs	—%	0.1%	—%
Warehouse fire loss (recovery)	(0.1)%	0.1%	—%
Non-GAAP as adjusted	39.9%	37.3%	37.6%

Reconciliation of Income (Loss) from Operations:
U.S. GAAP as reported	$(4,840)	$(60,157)	$(87,479)
Acquisition-related deferred revenue adjustment	—	—	3,913
Stock-based compensation	62,150	61,015	51,812
Amortization of acquired intangible assets	22,965	37,714	37,076
Acquisition and integration costs	—	—	614
Restructuring and other related costs	8,935	10,344	14,777
Inventory related charges	—	14,381	6,582

	Years Ended
	December 30, 2023	December 31, 2022	December 25, 2021
Global distribution center transition costs	—	2,109	—
Warehouse fire loss (recovery)	(1,985)	2,232	—
Litigation charges	—	1,350	2,291
Non-GAAP as adjusted	$87,225	$68,988	$29,586

Reconciliation of Operating Margin:
U.S. GAAP as reported	-0.3%	-3.8%	-6.1%
Acquisition-related deferred revenue adjustment	—%	—%	0.3%
Stock-based compensation	3.8%	3.9%	3.6%
Amortization of acquired intangible assets	1.4%	2.4%	2.6%
Restructuring and other related costs	0.6%	0.7%	1.0%
Inventory related charges	—%	0.9%	0.5%
Global distribution center transition costs	—%	0.1%	—%
Warehouse fire loss (recovery)	-0.1%	0.1%	—%
Litigation charges	—%	0.1%	0.2%
Non-GAAP as adjusted	5.4%	4.4%	2.1%

Reconciliation of Non-GAAP Net Income (Loss) per Common Share:
U.S. GAAP as reported	$(0.11)	$(0.35)	$(0.82)
Acquisition-related deferred revenue adjustment	—	—	0.02
Stock-based compensation	0.28	0.27	0.25
Amortization of acquired intangible assets	0.10	0.17	0.18
Acquisition and integration costs	—	—	—
Restructuring and other related costs	0.04	0.05	0.07
Inventory related charges	—	0.07	0.03
Global distribution center transition costs	—	0.01	—
Warehouse fire loss (recovery)	(0.01)	0.01	—
Litigation charges	—	0.01	0.01
Amortization of debt discount on Infinera’s convertible senior notes	—	—	0.15
Gain on extinguishment of debt	—	(0.07)	—
Foreign exchange (gains) losses, net	(0.07)	(0.06)	0.08
Income tax effects	0.01	0.01	(0.01)
Non-GAAP as adjusted	$0.24	$0.12	$(0.04)

	Three Months Ended
	December 30, 2023	September 30, 2023	July 1, 2023	April 1, 2023
Reconciliation of Gross Profit:
U.S. GAAP as reported	$174,902	$158,320	$142,792	$146,898
Stock-based compensation	2,328	2,515	2,881	2,276
Amortization of acquired intangible assets	—	3,528	3,537	3,556
Restructuring and other related costs	2,218	—	—	—
Warehouse fire loss (recovery)	—	—	(1,475)	(510)
Non-GAAP as adjusted	$179,448	$164,363	$147,735	$152,220

Reconciliation of Gross Margin:
U.S. GAAP as reported	38.6%	40.3%	38.0%	37.5%
Stock-based compensation	0.5%	0.7%	0.8%	0.5%
Amortization of acquired intangible assets	—%	0.9%	0.9%	0.9%
Restructuring and other related costs	0.5%	—%	—%	—%
Warehouse fire loss (recovery)	—%	—%	-0.4%	-0.1%
Non-GAAP as adjusted	39.6%	41.9%	39.3%	38.8%

Reconciliation of Income (Loss) from Operations:
U.S. GAAP as reported	$11,261	$7,655	$(14,291)	$(9,465)
Stock-based compensation	12,757	15,745	17,997	15,651
Amortization of acquired intangible assets	2,256	6,504	7,060	7,145
Restructuring and other related costs	6,314	400	1,431	790
Warehouse fire loss (recovery)	—	—	(1,475)	(510)
Non-GAAP as adjusted	$32,588	$30,304	$10,722	$13,611

Reconciliation of Operating Margin:
U.S. GAAP as reported	2.5%	2.0%	-3.8%	-2.4%
Stock-based compensation	2.8%	3.9%	4.7%	4.0%
Amortization of acquired intangible assets	0.5%	1.7%	1.9%	1.8%
Restructuring and other related costs	1.4%	0.1%	0.4%	0.2%
Warehouse fire loss (recovery)	—%	—%	-0.4%	-0.1%
Non-GAAP as adjusted	7.2%	7.7%	2.8%	3.5%

Reconciliation of Non-GAAP Net Income (Loss) per Common Share:
U.S. GAAP as reported	$0.06	$(0.04)	$(0.09)	$(0.04)
Stock-based compensation	0.04	0.07	0.09	0.07
Amortization of acquired intangible assets	0.01	0.03	0.03	0.03
Restructuring and other related costs	0.03	0.00	0.01	—
Warehouse fire loss (recovery)	—	—	(0.01)	0.00
Foreign exchange (gains) losses, net	(0.02)	0.03	(0.04)	(0.03)
Income tax effects	0.00	0.00	0.01	0.00
Non-GAAP as adjusted	$0.12	$0.09	$0.00	$0.03

Reconciliation of Product Standard Margin for the year ended December 30, 2023 (in thousands):

	GAAP as reported	Warehouse fire loss (recovery)	Non-GAAP as adjusted
Revenue
Product	$1,304,229	$—	$1,304,229
Cost of revenue
Cost of product - standard	661,578	(1,985)	663,563
Cost of product - other	149,267	—	149,267
Total cost of product	$810,845	$(1,985)	$812,830
Total product standard margin	$642,651	$1,985	$640,666

The non-GAAP financial measures of revenue, product standard margin, gross profit, gross margin, operating income (loss), operating margin, and net income (loss) per common share exclude acquisition-related deferred revenue adjustments, non-cash stock-based compensation expenses, amortization of acquired intangible assets, acquisition and integration costs, restructuring and other related costs, inventory related charges, global distribution center transition costs, warehouse fire loss (recovery), litigation charges, amortization of debt discount on Infinera’s convertible senior notes, gain on extinguishment of debt, foreign exchange (gains) losses, net, and income tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, gross margin, net loss from operations or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

APPENDIX B—INFINERA CORPORATION 2016 EQUITY INCENTIVE PLAN
INFINERA CORPORATION
2016 EQUITY INCENTIVE PLAN
(as amended and restated on May 24, 2018, as amended May 23, 2019, May 21, 2020,
May 21, 2021, May 19, 2022, May 18, 2023, and [ ], 2024)
1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(i)“Common Stock” means the common stock of the Company.
(j)“Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.
(k)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(l)“Director” means a member of the Board.
(m)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(n)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 5(e), the Administrator may not implement an Exchange Program.
(q)“Fair Market Value” means, as of any date, and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
In addition, for purposes of determining fair market value of Shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for federal, state and local income tax reporting or withholding purposes, fair market value will be determined by the Company (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time which is not required to be consistent with the determination of fair market value for other purposes.
(r)“Fiscal Year” means the fiscal year of the Company.
(s)“Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(t)“Initial Value” means (i) with respect to any Option or Stock Appreciation Right, the value of such Option or Stock Appreciation Right calculated in accordance with the Black-Scholes option valuation methodology on the grant date, and (ii) with respect to any Award other than an Option or Stock Appreciation Right, the product of (A) the Fair Market Value of one Share on the grant date of the Award and (B) the aggregate number of Shares subject to the Award, as applicable.
(u)“Inside Director” means a Director who is an Employee.
(v)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(w)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(x)“Option” means a stock option granted pursuant to the Plan.
(y)“Outside Director” means a Director who is not an Employee.
(z)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(aa)“Participant” means the holder of an outstanding Award.
(bb)“Performance Goals” means performance goals relating to one or more business criteria, which may provide for a targeted level or levels of achievement including without limitation: (i) revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) new product development; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) sales; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.
(cc)“Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
(ee)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.
(ff)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.
(gg)“Plan” means this 2016 Equity Incentive Plan, as may be amended from time to time.
(hh)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
(ii)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(jj)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(kk)“Securities Act” means the Securities Act of 1933, as amended.
(ll)“Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.
(nn)“Service Provider” means an Employee, Director or Consultant.
(oo)“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(pp)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.
(qq)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(rr)“Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or Company’s Parent or Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or its Parent or Subsidiary, as applicable), the Company’s (or its Parent’s or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder).
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 58,850,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) that, after the effective date of the Plan, expire, are forfeited or otherwise terminate without having been exercised in full to the extent such awards were exercisable, and Shares issued pursuant to awards granted under the Existing Plan that, after the effective date of the Plan, are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Lapsed Awards. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan (unless repurchased as specified in this subsection (b) below). If an Option or Stock Appreciation Right Award expires or becomes unexercisable without having been exercised in full, the unexercised Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If an Award of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares (each, a “Full Value Award”) is forfeited or repurchased by the Company due to failure to vest, then the forfeited or repurchased Shares subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares used to pay the exercise or purchase price of an Award will cease to be available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations related to a Full Value Award will be available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option will become available for issuance under this Plan or the Existing Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b).
(c)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term or post-termination exercisability period, as applicable, of an Award), based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;
(viii)to modify or amend each Award (subject to Section 5 and Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards;
(ix)to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 15 of the Plan;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.
5.Limits.
(a)Reserved
(b)Outside Director Share Limits. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of this Section 5(b).
(c)Vesting Limits.
(i)One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that, notwithstanding the foregoing in this sentence, (x) the Administrator, in its sole discretion, may provide that an Award (or portion(s) thereof) may accelerate vesting by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service that occurs in connection with a Change in Control; (y) Awards (or applicable portion(s) thereof) granted to Outside Directors that vest on the earlier of the one-year anniversary of the grant date of such Award and the next annual meeting of stockholders of the Company which is at least fifty (50) weeks after the immediately preceding year’s annual meeting of stockholders of the Company will not be subject to such minimum vesting period requirement; and (z) to the extent not otherwise qualifying for an exception under the foregoing clauses (x) and (y), Awards (or applicable portion(s) thereof) that result in the issuance of an aggregate of up to 5% of the total maximum number of Shares that are or have been reserved for issuance under the Plan upon and after the Plan initially became effective in 2016 pursuant to Section 3(a) may be granted and/or modified, without satisfying such minimum vesting provisions.
(ii)Limited Vesting Acceleration upon a Change in Control. Except (x) as permitted under Section 5(c)(i) and (y) for any Awards made to Outside Directors, the Administrator shall not be permitted to accelerate the vesting of an Award upon a Change in Control other than in the event an Award is not assumed or substituted for as provided for in Section 14(c). For purposes of clarification, the Administrator will be permitted to provide for the acceleration of an Award in connection with a termination of service upon or in connection with a Change in Control as provided in Section 5(c)(i)(x).
(d)Incentive Stock Options.
(i)$100,000 Limitation. Notwithstanding any designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For these purposes, Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the

Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422.
(ii)Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(iii)Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. With respect to an Incentive Stock Option granted to any Employee other than an Employee described in the immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(e)No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.
(f)Dividends. With respect to any Options and Stock Appreciation Rights, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) thereunder, no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, including without limitation notwithstanding any exercise of such Award. Further, no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under an Option or Stock Appreciation Right, except as provided in Section 14 of the Plan. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise; provided, however, that any such dividends or distributions payable with respect to such Shares will be subject to the same restrictions on transferability and/or forfeitability as the Shares of Restricted Stock with respect to which they were paid. With respect to Awards of Restricted Stock Units, Performance Units and Performance Shares, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to such Award, unless determined otherwise by the Administrator; provided, however, that any such dividends or distributions that the Administrator determines will be payable with respect to such Shares will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such Award with respect to which they were paid. For the avoidance of doubt, the number of Shares available for issuance under the Plan will not be reduced to reflect any dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid with respect to an Award.
6.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
7.Stock Options.
(a)Grant of Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.
(b)Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, subject to Section 5.
(c)Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, but in no event shall the term of an Option be more than ten (10) years from the date of grant.
(d)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but shall in no event be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(e)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of such cessation (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination of Participant’s status as a Service Provider, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of Participant’s status as a Service Provider (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following termination of Participant’s status as a Service Provider, but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award

Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
In the event that the Participant dies while a Service Provider, but before the expiration of the Participant’s Option as set forth in subsections (iii) or (iv), as applicable, all or part of the Option (to the extent vested) may be exercised (prior to expiration) by the Participant’s designated beneficiary, provided such beneficiary has been properly designated prior to Participant’s death in a form acceptable to the Administrator and to the extent permitted by Applicable Law. In the absence of such designated beneficiary (or to the extent not permitted by Applicable Law), such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.
8.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. Subject to the vesting limitations under Section 5, the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
9.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator in its sole discretion determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator.
(b)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its sole discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 5, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
10.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(c) relating to the maximum term and Section 7(e) relating to exercise also will apply to Stock Appreciation Rights.
(f)Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
11.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved or met. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 5, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
12.Service Provider Status.
(a)Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
13.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
14.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5 of the Plan.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, in accordance with the following (i) Awards will be assumed or an equivalent option or right substituted by the acquiring or succeeding corporation or a Parent or Subsidiary thereof with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a Participant and subject to the next paragraph, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) subject to the next paragraph, (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (iv) any combination of the foregoing. In taking any of the actions under this Section 14(c), the Administrator will not be required to treat all Awards, all Awards held by a Participant, or all Awards of the same type, or all portions of Awards, similarly in the transaction.

In the event that the acquiring or successor corporation (or a Parent or Subsidiary thereof) does not assume or substitute for the Award (as provided in clause (i) above and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5) (or portion of the Award), (A) the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right (or portions thereof) not so assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, (B) all restrictions on such Restricted Stock and Restricted Stock Units (or portions thereof) not so assumed or substituted for will lapse, and (C) with respect to such Award with performance-based vesting (or portions thereof) not so assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participants and the Company (or Parent or Subsidiary of the Company, as applicable); provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
15.Tax.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company (or any of its Parent, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) or a relevant tax authority, an amount sufficient to satisfy all Tax Obligations with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Tax Obligation, in whole or in part by such methods as the Administrator will determine, including without limitation (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c)Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any Parent, Subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless any Participant (or any other person) for any taxes, interest, or penalties imposed, or other costs incurred, as a result of Section 409A.
16.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary, nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
17.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
18.Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon approval of the Plan by the stockholders of the Company. It will continue in effect for a term of ten (10) years from the date of such stockholder approval, unless terminated earlier under Section 19 of the Plan.
19.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
20.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, , recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd‑Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit or return to the Company, or reimburse the Company for, all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 20 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise as specified under this Section will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company (or any Parent, Subsidiary or affiliate of the Company).
21.Conditions upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.
*            *            *

INFINERA CORPORATION
ATTN: CHIEF LEGAL OFFICER
6373 SAN IGNACIO AVENUE
SAN JOSE, CA 95119

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INFINERA CORPORATION

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. David W. Heard	☐	☐	☐
1b. Paul J. Milbury	☐	☐	☐
1c. David F. Welch, Ph.D.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V50743-P13663

PROXY - Infinera Corporation
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 12, 2024, 10:00 AM PDT

Proxy Solicited by the Board of Directors for Annual Meeting to be held June 12, 2024

The undersigned hereby appoints David W. Heard and Nancy Erba, and each of them (the "Proxies"), with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Infinera to be held on June 12, 2024 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the Nominees listed in Proposal 1 (Election of Directors); FOR Proposal 2 (To approve the Infinera Corporation 2016 Equity Incentive Plan, as amended); FOR Proposal 3 (To approve, on an advisory basis, the compensation of Infinera's named executive officers); and FOR Proposal 4 (To ratify the appointment of Ernst & Young LLP as Infinera's independent registered public accounting firm for the fiscal year ending December 28, 2024). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the reverse side)